                                                                   EXHIBIT 10(g)

                                                                  EXECUTION COPY


================================================================================


                               CREDIT AGREEMENT


                           Dated as of May 11, 1995


                                 by and among

                          SCIENTIFIC-ATLANTA, INC.,
                                                 as Borrower

                   THE FINANCIAL INSTITUTIONS PARTY HERETO
                 AND THEIR ASSIGNEES UNDER SECTION 12.6.(d),
                                                 as Lenders,

                             THE BANK OF NEW YORK
                                     and
            ABN AMRO BANK N.V., acting through its Atlanta Agency,
                                                 as Co-Agents,
                                     and

                NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION,
                                                 as Agent


================================================================================

                              TABLE OF CONTENTS*

Article I. Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1

       SECTION 1.1.    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1
       SECTION 1.2.    GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           17

ARTICLE II. CREDIT FACILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           17

       SECTION 2.1.    SYNDICATED LOANS . . . . . . . . . . . . . . . . . . . . . . . . . .           17
       SECTION 2.2.    BID RATE LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . .           19
       SECTION 2.3.    LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . . . . . . . .           21
       SECTION 2.4.    RATES AND PAYMENT OF INTEREST ON LOANS . . . . . . . . . . . . . . .           25
       SECTION 2.5.    NUMBER OF INTEREST PERIODS . . . . . . . . . . . . . . . . . . . . .           26
       SECTION 2.6.    REPAYMENT OF LOANS . . . . . . . . . . . . . . . . . . . . . . . . .           26
       SECTION 2.7.    PREPAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .           26
       SECTION 2.8.    CONTINUATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .           26
       SECTION 2.9.    CONVERSION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           27
       SECTION 2.10.   NOTES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           27
       SECTION 2.11.   VOLUNTARY REDUCTIONS OF THE COMMITMENT . . . . . . . . . . . . . . .           28
       SECTION 2.12.   EXTENSION OF FACILITY B TERMINATION DATE . . . . . . . . . . . . . .           28
       SECTION 2.13.   COMMERCIAL PAPER PROGRAM . . . . . . . . . . . . . . . . . . . . . .           29
       SECTION 2.14.   AMOUNT LIMITATIONS . . . . . . . . . . . . . . . . . . . . . . . . .           30

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS  . . . . . . . . . . . . . . . . .           30

       SECTION 3.1.    PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           30
       SECTION 3.2.    PRO RATA TREATMENT . . . . . . . . . . . . . . . . . . . . . . . . .           31
       SECTION 3.3.    SHARING OF PAYMENTS, ETC . . . . . . . . . . . . . . . . . . . . . .           32
       SECTION 3.4.    SEVERAL OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . . . .           32
       SECTION 3.5.    MINIMUM AMOUNTS. . . . . . . . . . . . . . . . . . . . . . . . . . .           32
       SECTION 3.6.    FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           33
       SECTION 3.7.    COMPUTATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .           34
       SECTION 3.8.    USURY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           34
       SECTION 3.9.    AGREEMENT REGARDING INTEREST AND CHARGES . . . . . . . . . . . . . .           34
       SECTION 3.10.   STATEMENTS OF ACCOUNT .  . . . . . . . . . . . . . . . . . . . . . .           34
       SECTION 3.11.   DEFAULTING LENDERS . . . . . . . . . . . . . . . . . . . . . . . . .           35
       SECTION 3.12.   TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           36
       SECTION 3.13.   FOREIGN SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . .           37

ARTICLE IV. YIELD PROTECTION, ETC . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           37

       SECTION 4.1.    ADDITIONAL COSTS; CAPITAL ADEQUACY . . . . . . . . . . . . . . . . .           37
       SECTION 4.2.    SUSPENSION OF LIBOR LOANS. . . . . . . . . . . . . . . . . . . . . .           39
       SECTION 4.3.    ILLEGALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           39
       SECTION 4.4.    COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .           39
       SECTION 4.5.    AFFECTED LENDERS . . . . . . . . . . . . . . . . . . . . . . . . . .           40
       SECTION 4.6.    TREATMENT OF AFFECTED LOANS. . . . . . . . . . . . . . . . . . . . .           41





__________________________________

* This Table of Contents is not part of the Credit Agreement and is provided as a convenience only.

       SECTION 4.7.    CHANGE OF LENDING OFFICE . . . . . . . . . . . . . . . . . . . . . .           41

ARTICLE V. CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           41

       SECTION 5.1.    INITIAL CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . .           41
       SECTION 5.2.    CONDITIONS PRECEDENT TO ISSUANCE OF COMMERCIAL PAPER . . . . . . . .           43
       SECTION 5.3.    CONDITIONS PRECEDENT TO ALL LOANS, LETTERS OF CREDIT AND ISSUANCE OF
                          COMMERCIAL PAPER. . . . . . . . . . . . . . . . . . . . . . . . .           44

ARTICLE VI. REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . .           44

       SECTION 6.1.    REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . .           44
       SECTION 6.2.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. . . . . . . . . . .           49

ARTICLE VII. AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .           49

       SECTION 7.1.    PRESERVATION OF EXISTENCE AND SIMILAR MATTERS. . . . . . . . . . . .           50
       SECTION 7.2.    COMPLIANCE WITH APPLICABLE LAW . . . . . . . . . . . . . . . . . . .           50
       SECTION 7.3.    MAINTENANCE OF PROPERTY. . . . . . . . . . . . . . . . . . . . . . .           50
       SECTION 7.4.    CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . .           50
       SECTION 7.5.    INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           50
       SECTION 7.6.    PAYMENT OF TAXES AND CLAIMS. . . . . . . . . . . . . . . . . . . . .           50
       SECTION 7.7.    VISITS AND INSPECTIONS . . . . . . . . . . . . . . . . . . . . . . .           51
       SECTION 7.8.    USE OF PROCEEDS; LETTERS OF CREDIT . . . . . . . . . . . . . . . . .           51
       SECTION 7.9.    ADDITIONAL MATERIAL SUBSIDIARIES . . . . . . . . . . . . . . . . . .           51
       SECTION 7.10.   ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . .           52

ARTICLE VIII. INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           52

       SECTION 8.1.    QUARTERLY FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . .           52
       SECTION 8.2.    YEAR-END STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .           53
       SECTION 8.3.    COMPLIANCE CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . .           53
       SECTION 8.4.    NOTICE OF LITIGATION AND OTHER MATTERS . . . . . . . . . . . . . . .           53
       SECTION 8.5.    ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           54
       SECTION 8.6.    COPIES OF OTHER REPORTS. . . . . . . . . . . . . . . . . . . . . . .           55
       SECTION 8.7.    OTHER INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . .           55

ARTICLE IX. NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           56

       SECTION 9.1.    FINANCIAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . .           56
       SECTION 9.2.    INDEBTEDNESS . . . . . . . . . . . . . . . . . . . . . . . . . . . .           56
       SECTION 9.3.    INVESTMENTS; ACQUISITIONS. . . . . . . . . . . . . . . . . . . . . .           57
       SECTION 9.4.    LIENS; AGREEMENTS REGARDING LIENS; OTHER MATTERS . . . . . . . . . .           59
       SECTION 9.5.    DIVIDENDS AND OTHER RESTRICTED PAYMENTS. . . . . . . . . . . . . . .           59
       SECTION 9.6.    MERGER, CONSOLIDATION, SALES OF ASSETS AND OTHER ARRANGEMENTS. . . .           59
       SECTION 9.7.    TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . . . . . .           60
       SECTION 9.8.    HEDGING OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . . . .           61

ARTICLE X. DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           61

       SECTION 10.1.   EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . .           61
       SECTION 10.2.   REMEDIES UPON EVENT OF DEFAULT . . . . . . . . . . . . . . . . . . .           64
       SECTION 10.3.   REMEDIES UPON DEFAULT. . . . . . . . . . . . . . . . . . . . . . . .           65
       SECTION 10.4.   PERFORMANCE BY AGENT . . . . . . . . . . . . . . . . . . . . . . . .           65
       SECTION 10.5.   RIGHTS CUMULATIVE. . . . . . . . . . . . . . . . . . . . . . . . . .           65
       SECTION 10.6.   APPLICATION OF PROCEEDS AFTER DEFAULT. . . . . . . . . . . . . . . .           65

ARTICLE XI. THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           66

       SECTION 11.1.   AUTHORIZATION AND ACTION . . . . . . . . . . . . . . . . . . . . . .           66
       SECTION 11.2.   AGENT'S RELIANCE, ETC. . . . . . . . . . . . . . . . . . . . . . . .           66
       SECTION 11.3.   NOTICE OF DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . .           67
       SECTION 11.4.   NATIONSBANK AS LENDER. . . . . . . . . . . . . . . . . . . . . . . .           67
       SECTION 11.5.   LENDER CREDIT DECISION, ETC. . . . . . . . . . . . . . . . . . . . .           68
       SECTION 11.6.   INDEMNIFICATION OF AGENT . . . . . . . . . . . . . . . . . . . . . .           68
       SECTION 11.7.   COLLATERAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .           69
       SECTION 11.8.   SUCCESSOR AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . .           69

ARTICLE XII. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           70

       SECTION 12.1.   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           70
       SECTION 12.2.   EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           71
       SECTION 12.3.   STAMP, INTANGIBLE AND RECORDING TAXES. . . . . . . . . . . . . . . .           72
       SECTION 12.4.   SETOFF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           72
       SECTION 12.5.   LITIGATION AND CERTAIN WAIVERS . . . . . . . . . . . . . . . . . . .           73
       SECTION 12.6.   SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . . .           73
       SECTION 12.7.   AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           75
       SECTION 12.8.   CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . . .           76
       SECTION 12.9.   INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . .           77
       SECTION 12.10.  SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           79
       SECTION 12.11.  TITLES AND CAPTIONS. . . . . . . . . . . . . . . . . . . . . . . . .           79
       SECTION 12.12.  SEVERABILITY OF PROVISIONS . . . . . . . . . . . . . . . . . . . . .           80
       SECTION 12.13.  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . .           80
       SECTION 12.14.  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .           80
       SECTION 12.15.  OBLIGATIONS WITH RESPECT TO LOAN PARTIES . . . . . . . . . . . . . .           80
       SECTION 12.16.  LIMITATION OF LIABILITY. . . . . . . . . . . . . . . . . . . . . . .           80


ANNEX I                       LIST OF LENDERS, COMMITMENTS AND LENDING OFFICES

SCHEDULE 6.1.(b)              OWNERSHIP STRUCTURE
SCHEDULE 6.1.(f)              EXISTING LIENS
SCHEDULE 6.1.(g)              INDEBTEDNESS
SCHEDULE 6.1.(i)              LITIGATION
SCHEDULE 6.1.(j)              TAXES
SCHEDULE 6.1.(s)              INTELLECTUAL PROPERTY

EXHIBIT A                     FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT B                     FORM OF GUARANTY
EXHIBIT C                     FORM OF NOTICE OF BORROWING
EXHIBIT D                     FORM OF NOTICE OF CONTINUATION
EXHIBIT E                     FORM OF NOTICE OF CONVERSION
EXHIBIT F                     FORM OF BID RATE QUOTE REQUEST
EXHIBIT G                     FORM OF BID RATE QUOTE
EXHIBIT H                     FORM OF BID RATE QUOTE ACCEPTANCE
EXHIBIT I-1                   FORM OF SYNDICATED NOTE
EXHIBIT I-2                   FORM OF BID RATE NOTE
EXHIBIT J-1                   FORM OF OPINION OF COUNSEL
EXHIBIT J-2                   FORM OF OPINION OF GENERAL COUNSEL
EXHIBIT K                     FORM OF PLEDGE AGREEMENT
EXHIBIT L                     FORM OF NONDISCLOSURE AGREEMENT
EXHIBIT M                     BORROWER'S CASH INVESTMENT POLICY

         THIS CREDIT AGREEMENT dated as of May 11, 1995 by and among SCIENTIFIC-ATLANTA, INC., a corporation organized under the laws of the State of Georgia (the "Borrower"), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.6.(d), THE BANK OF NEW YORK and ABN AMRO BANK N.V., acting through its Atlanta Agency, as Co-Agents, and NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION, as Agent.

         WHEREAS, the parties hereto desire to make available to the Borrower certain financial accommodations on the terms and conditions contained herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

                            ARTICLE I. DEFINITIONS

         Section 1.1.     Definitions.

         In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

         "ABN" means ABN AMRO Bank N.V., acting through its Atlanta Agency.

         "Adjusted LIBO Rate" means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America).

         "Additional Costs" has the meaning given that term in Section 4.1.

         "Affected Lender" has the meaning given that term in Section 4.5.

         "Affiliate" means any Person: (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding 10.0% or more of any equity interest in the Borrower; or (c) 10.0% or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agent" means NationsBank of Georgia, National Association, as agent for the Lenders under the terms of this Agreement, and any successor agent.

         "Agreement" means this Credit Agreement.

         "Agreement Date" means the date as of which this Agreement is dated.

         "Applicable Facility Fee" means at the time of determination thereof, the percentage rate set forth below for the Facility A Commitments or Facility B Commitments, as the case may be, corresponding to the Consolidated Funded Debt/EBITDA Ratio of the Borrower in effect at such time:

                     CONSOLIDATED FUNDED                 APPLICABLE FACILITY FEE      APPLICABLE FACILITY FEE
                      DEBT/EBITDA RATIO                FOR FACILITY A COMMITMENTS    FOR FACILITY B COMMITMENTS
                     -------------------               --------------------------    --------------------------
          Less than 0.50 to 1.00                                 0.085%                       0.0625%
          Greater than or equal to 0.50 to 1.00 but
            less than 1.00 to 1.00                               0.100%                        0.075%
          Greater than or equal to 1.00 to 1.00 but
            less than 1.50 to 1.00                               0.150%                        0.100%
          Greater than or equal to 1.50 to 1.00 but
            less than 2.25 to 1.00                               0.175%                        0.125%
          Greater than or equal to 2.25 to 1.00 but
            less than 3.00 to 1.00                               0.200%                        0.150%

The Applicable Facility Fee shall be determined by the Agent on a quarterly basis commencing with the fiscal quarter ending on June 30, 1995 based on the Consolidated Funded Debt/EBITDA Ratio as set forth in the compliance certificate required to be delivered by the Borrower pursuant to Section 8.3. Any adjustment to the Applicable Facility Fee shall be effective as of the date of determination thereof by the Agent. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Agent first determines the Applicable Facility Fee as set forth above, the Applicable Facility Fee with respect to the Facility A Commitments shall equal 0.085% and the Applicable Facility Fee with respect to the Facility B Commitments shall equal 0.0625%. Thereafter, the Applicable Facility Fee shall be adjusted from time to time as set forth above.

         "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

         "Applicable Margin" means at the time of determination thereof, the percentage rate set forth below corresponding to the Consolidated Funded Debt/EBITDA Ratio in effect at such time:

                     CONSOLIDATED FUNDED                  APPLICABLE MARGIN FOR        APPLICABLE MARGIN FOR
                      DEBT/EBITDA RATIO                     FACILITY A LOANS              FACILITY B LOANS
                     -------------------               --------------------------    --------------------------
          Less than 0.50 to 1.00                                 0.140%                       0.1625%
          Greater than or equal to 0.50 to 1.00 but
            less than 1.00 to 1.00                               0.150%                        0.175%
          Greater than or equal to 1.00 to 1.00 but
            less than 1.50 to 1.00                               0.200%                        0.250%
          Greater than or equal to 1.50 to 1.00 but
            less than 2.25 to 1.00                               0.275%                        0.325%
          Greater than or equal to 2.25 to 1.00 but
            less than 3.00 to 1.00                               0.425%                        0.475%

The Applicable Margin shall be determined by the Agent on a quarterly basis commencing with the fiscal quarter ending on June 30, 1995 based on the Consolidated Funded Debt/EBITDA Ratio as set forth in the compliance certificate required to be delivered by the Borrower pursuant to Section 8.3. Any adjustment to the Applicable Margin shall be effective (a) as of the first day of any Interest Period beginning on or after the determination thereof for purposes of the calculation of interest under Section 2.4.(a)(ii) with respect to any LIBOR Loan and (b) as of the date of determination thereof for purposes of calculation of the letter of credit fee under Section 3.6.(b)(i). Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Agent first determines the Applicable Margin as set forth above, the Applicable Margin for Facility A Loans shall equal 0.140% and the Applicable Margin for Facility B Loans shall equal 0.1625%. Thereafter, the Applicable Margin shall be adjusted from time to time as set forth above.

         "Assignee" has the meaning given that term in Section 12.6.(d).

         "Assignment and Acceptance Agreement" means an Assignment and Acceptance Agreement between a Lender and an Assignee, substantially in the form of Exhibit A.

         "Base Rate" means the greater of: (a) the per annum rate of interest publicly announced by NationsBank from time to time as its prime lending rate and (b) the Federal Funds Rate plus one-half of one percent (0.5%) per annum. The prime lending rate of NationsBank is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. NationsBank may make commercial loans or other loans at rates of interest at, above, or below such prime lending rate. Any change in the Base Rate hereunder shall be effective for purposes of this Agreement as of the date of such change in the rates described in the immediately preceding clauses (a) and (b).

         "Base Rate Loan" means a Syndicated Loan bearing interest at a rate based on the Base Rate.

         "Bid Rate" has the meaning given that term in Section 2.2.(c)(ii)(C).

         "Bid Rate Borrowing" has the meaning given that term in Section
2.2.(b).

         "Bid Rate Loan" means a Loan made pursuant to Section 2.2.

         "Bid Rate Notes" has the meaning given that term in Section 2.10.(b).

         "Bid Rate Quote" means an offer in accordance with Section 2.2.(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

         "Bid Rate Quote Request" has the meaning given that term in Section 2.2.(b).

         "BONY" means The Bank of New York.

         "Borrower" has the meaning set forth in the introductory paragraph hereof and shall include the Borrower's successors and assigns.

         "Business Day" means (a) any day other than a Saturday, Sunday or other day on which banks in Atlanta, Georgia or Charlotte, North Carolina are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

         "Capital Expenditures" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the aggregate amount of capital expenditures made by the Borrower and its consolidated Subsidiaries during such period as determined in accordance with GAAP.

         "Capitalized Lease Obligations" means all obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Capitalized Lease Obligations shall be the capitalized amount of such obligations determined in accordance with such principles.

         "Co-Agent" means each of BONY and ABN, in its capacity as co-agent under and as provided in Article XI.

         "Collateral" means any collateral security pledged by any Loan Party to secure the Obligations or any portion thereof, including without limitation, "Pledged Collateral" as defined in any Pledge Agreement.

         "Commercial Paper" means any negotiable draft having a maturity at the time of issuance not exceeding 270 days and which is exempt from the registration requirements of the Securities Act under Section 3(a)(3) thereof.

         "Commercial Paper Documents" means, with respect to a Commercial Paper Program, all documents, instruments and agreements executed by the Borrower, the Paying Agent or the

Placement Agent in connection therewith, including without limitation, all Commercial Paper issued thereunder and any agreement delivered under Section 5.2.(b).

         "Commercial Paper Limit" means $100,000,000.

         "Commercial Paper Program" means any one arrangement among the Borrower, a Placement Agent and a Paying Agent regarding the issuance by the Borrower of Commercial Paper.

         "Commitment" means, as to each Lender, such Lender's obligations in respect of its Facility A Commitment and its Facility B Commitment.

         "Commitment Percentage" means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender's Commitments to (b) the sum of (i) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the "Commitment Percentage" of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

         "Consolidated Current Maturities" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the aggregate amount of all regularly scheduled payments of principal to be made during such period with respect to the long-term portion of Consolidated Funded Debt of the Borrower and its Subsidiaries.

         "Consolidated EBITDA" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the sum of, without duplication, (i) Consolidated Net Income plus (ii) Consolidated Interest Expense for such period plus (iii) taxes on income accrued during such period plus (iv) amortization for such period plus (v) depreciation for such period.

         "Consolidated Funded Debt" means, at the time of computation thereof, all of the following of the Borrower and its Subsidiaries as determined on a consolidated basis (without duplication): all Indebtedness less (a) all reimbursement obligations under Standby letters of credit and acceptances (whether or not the same have been presented for payment) and less (b) obligations arising under Guarantees.

         "Consolidated Funded Debt/EBITDA Ratio" means, with respect to the Borrower and its Subsidiaries at the time of computation thereof, the ratio of
(i) the Consolidated Funded Debt outstanding at such time to (ii) Consolidated EBITDA for the Four-Quarter Period ending on the date of the computation thereof.

         "Consolidated Interest Expense" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the total interest expense (including, without limitation, interest expense attributable to Capitalized Lease Obligations in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis and in any event shall include (i) the amortization of debt discounts and (ii) amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense.

         "Consolidated Net Income" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period; provided, however, that the following shall be excluded when determining Consolidated Net Income: (i) any item of gain or loss resulting from sale, conversion or other disposition of assets other than in the ordinary course of business; (ii) net gains or losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower and its Subsidiaries; (iii) net gains or losses on the collection of proceeds of life insurance policies; (iv) any write-up of any asset; and (v) any other net gains or losses of an extraordinary nature as determined in accordance with GAAP.

         "Consolidated Operating Lease Expense" means for any period of computation thereof, the aggregate of all amounts paid or accrued (whether or not constituting rental expense) during such period by the Borrower and its Subsidiaries under all leases (other than leases giving rise to Capitalized Lease Obligations), as determined on a consolidated basis.

         "Consolidated Tangible Net Worth" means, as at any date, (a) the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) of the Borrower and its Subsidiaries determined on a consolidated basis (without duplication) which would appear as such on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP minus (b) all intangible items reflected therein, including all intangible plant expansion costs, all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, unamortized excess cost of investment in Subsidiaries over equity at dates of acquisition, and all similar items which should properly be treated as intangibles in accordance with GAAP.

         "Continue", "Continuation" and "Continued" each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.8.

         "Convert", "Conversion" and "Converted" each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.

         "Credit Event" means any of the following: (a) the making (or deemed making) of any Loan; (b) the Conversion or Continuation of a Loan; (c) the issuance of a Letter of Credit and (d) the issuance by the Borrower of any Commercial Paper.

         "Default" means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time or the happening of any other condition.

         "Defaulting Lender" has the meaning set forth in Section 3.11.

         "Documentary" as applied to a Letter of Credit issued hereunder, any other letter of credit or any other similar instrument, means such letter of credit or instrument is being, or is to be, used by the Borrower to support payment obligations incurred by the Borrower in connection with the sale of goods and payment under which is conditioned upon presentation of invoices, shipping documents, or other similar papers.

         "Dollars" or "$" means the lawful currency of the United States of America.

         "Effective Date" means the later of: (a) the Agreement Date or (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

         "Environmental Laws" means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. Section 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; National Environmental Policy Act, 42 U.S.C.
Section 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

         "ERISA Affiliate" means any entity required at any relevant time to be aggregated with the Borrower or any Subsidiary under Sections 414(b) or (c) of the Internal Revenue Code. In addition, for purposes of any provision of this Agreement that relates to Section 412(n) of the Internal Revenue Code, the term ERISA Affiliate shall mean any entity aggregated with the Borrower or any Subsidiary under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

         "Event of Default" means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

         "Extension Request" has the meaning given that term in Section
2.12.(a).

         "Facility A Commitment" means, as to each Lender, such Lender's obligation to make Facility A Loans pursuant to Section 2.1.(a) and to issue (in the case of the Agent) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Section 2.3.(a) and 2.3.(f), respectively, in an amount up to, but not exceeding, (but in the case of the Agent excluding the aggregate amount of participations in the Letters of Credit held by other Lenders) the amount set forth for such Lender on Annex I as such Lender's "Initial Facility A Commitment Amount", as the same may be reduced from time to time pursuant to Section 2.11.

         "Facility A Commitment Amount" means $150,000,000, as the same may be reduced from time to time pursuant to the terms of this Agreement.

         "Facility A Loan" means a Loan made to the Borrower under Section 2.1.(a).

         "Facility B Commitment" means, as to each Lender, such Lender's obligation to make Facility B Loans pursuant to Section 2.1.(b) in an amount up to, but not exceeding, the amount set forth for such Lender on Annex I as such Lender's "Initial Facility B Commitment Amount", as the same may be reduced from time to time pursuant to Section 2.11.

         "Facility B Commitment Amount" means $150,000,000, as the same may be reduced from time to time pursuant to the terms of this Agreement.

         "Facility B Loan" means a Loan made to the Borrower under Section 2.1.(b).

         "Facility B Termination Date" means May 10, 1996, or such later date to which such date may be extended under Section 2.12.

         "Federal Funds Rate" means, at any time, a fluctuating interest rate per annum equal to the weighted average (rounded upward to the nearest 1/100 of 1%) of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business
Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

         "Fee Letter" means the letter agreement dated as of the date hereof between the Agent and the Borrower.

         "Fees" means the fees and commissions provided for or referred to in
Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

         "Fiscal Year" means, with respect to the Borrower, the 52 or 53 week period, as the case may be, ending on the Friday closest to June 30 of each year.

         "Foreign Subsidiary" means, with respect to a Person, any Subsidiary of such Person that is a "controlled foreign corporation" as defined in 26 U.S.C.A. Section 957(a).

         "Four-Quarter Period" means a period of four full consecutive fiscal quarters of the Borrower, taken together as one accounting period, and unless set forth herein to the contrary, shall mean the four full consecutive fiscal quarters of the Borrower most recently ending before the day of any computation of any given financial ratio or covenant contained herein.

         "GAAP" means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of 'Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports'" issued by the

Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances, in each case as such principles are from time to time supplemented and amended.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

         "Guaranty", "Guaranteed" or to "Guarantee" with respect to a Person and as applied to any obligation of a third Person means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement by such Person, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) by such third Person of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, "Guaranty" shall also mean each guaranty executed and delivered by each Loan Party pursuant to Section 5.1. or otherwise, and in the form of Exhibit B.

         "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other substances exhibiting carcinogenicity or reproductive toxicity; (b) crude oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         "Hedging Obligations" means, with respect to a Person, any and all obligations and liabilities, whether absolute or contingent and whether now owed or hereafter arising, of such Person under or with respect to (a) Interest Rate Agreements and (b) agreements or other arrangements intended to protect such Person or any other Person a party thereto from fluctuations of currency exchange rates or forward rates applicable to a Person's assets, liabilities or exchange transactions. The term "Hedging Obligations" shall in no event include any obligations or liabilities in respect of any reasonable and customary provision in any agreement regarding the sale or purchase of goods which provision provides for adjustments in the sale or purchase price to reflect changes in currency exchange rates.

         "Indebtedness" means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) obligations of such Persons in respect of money borrowed; (b) obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any Standby letters of credit or acceptances (whether or not the same have been presented for payment); and (e) all Indebtedness of other Persons which (i) such Person has Guaranteed or (ii) are secured by a Lien on any property of such Person.

         "Intellectual Property" has the meaning given that term in Section 6.1.(s).

         "Interest Period" means:

         (a) with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

         (b) With respect to any Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day no earlier than 7 days and no later than 120 days thereafter, as the Borrower may select as provided in Section 2.2.(b).

Notwithstanding the foregoing: (i) if any Interest Period for a Facility B Loan would otherwise end after the Facility B Termination Date, such Interest Period shall end on the Facility B Termination Date; (ii) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; (iii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iv) notwithstanding the immediately preceding clause (i) or (ii), no Interest Period for any LIBOR Loan shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder for such period.

         "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement intended to protect a Person against fluctuations in interest rates.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations issued pursuant thereto.

         "Investment" means, with respect to any Person and whether or not such investment constitutes a controlling interest in such Person: (a) the purchase or other acquisition of any share of capital stock, evidence of Indebtedness or other security issued or equity interest by or in any corporation, limited partnership, joint venture or any other Person; (b) any loan, advance or extension of credit to, or contribution (in the form of money or goods) to the capital of, any other Person; and (c) any commitment or option to make any of the foregoing in any other Person.

         "Issuing Bank Fees" means the Fees payable to the Agent pursuant to clause (iii) and the last sentence of Section 3.6.(b).

         "L/C Commitment Amount" equals $100,000,000.

         "Lender" means each financial institution from time to time identified as a Lender on, for such Lender and for each Type of Loan, the then current Annex I, together with its respective successors and assigns.

         "Lending Office" means, for each Lender and for each Type of Loan, the office of each Lender specified for such Lender on Annex I.

         "Letter of Credit" has the meaning set forth in Section 2.3.(a).

         "Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for
(a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

         "Letter of Credit Liabilities" means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Agent in its capacity as such) shall be deemed to hold a

Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.3.(f), and the Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Agent of their participation interests under such Section.

         "LIBOR" means, with respect to any Interest Period for LIBOR Loans, the offered rate per annum in the London interbank market for deposits in Dollars of amounts equal or comparable to the principal amount of such LIBOR Loan offered for a term comparable to such Interest Period, as currently shown on the Reuters Screen LIBOR page as of 11:00 a.m., Greenwich Mean Time, two Business Days prior to the first day of such Interest Period; provided, however, that (a) if more than one offered rate as described above appears on the Reuters Screen LIBOR page, the rate used to determine LIBOR will be the arithmetic average (rounded upward, if necessary, to the next higher 1/16 of 1%) of such offered rates, or (b) if no such offered rates appear, the rate used for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/16 of 1%) of rates quoted by the Agent at approximately 10:00 a.m., New York time, two Business Days prior to the first day of such Interest Period for deposits in Dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such LIBOR Loans. If the Agent ceases to use the Reuters Screen LIBOR page for determining interest rates based on eurodollar deposit rates, a comparable internationally recognized interest rate reporting service acceptable to both the Borrower and the Agent shall be used to determine such offered rates.

         "LIBOR Loan" means a Syndicated Loan bearing interest at a rate based on LIBOR.

         "Lien" as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction.

         "Loan" means a Syndicated Loan or a Bid Rate Loan.

         "Loan Document" means this Agreement, each Note, each Guaranty, each Pledge Agreement, each Letter of Credit Document, each Commercial Paper Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

         "Loan Party" means each of the Borrower, each Material Subsidiary and each other Person who Guarantees all or a portion of the Obligations and/or who pledges any Collateral to secure all or a portion of the Obligations.

         "Material Adverse Effect" means a materially adverse effect on (a) the business, assets, liabilities, financial condition, results of operations or business prospects of (i) the Borrower or (ii) the Borrower and its Subsidiaries, taken as a whole, or (b) the rights and remedies of the Lenders, the Co-Agents and the Agent under the Loan Documents, or the ability of the Borrower, or the Borrower and its Material Subsidiaries taken as a whole, to perform its or their obligations under the Loan Documents to which any is a party, as applicable.

         "Material Contract" means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party which accounted for 5% or more of the gross revenues of the Borrower and its Subsidiaries on a consolidated basis for the Four-Quarter Period most recently ending.

         "Material Subsidiary" means a Subsidiary that, as of the date of any determination thereof, accounts for 5% or more of the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries.

         "Multiemployer Plan" means a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

         "NationsBank" means NationsBank of Georgia, National Association.

         "Note" means a Syndicated Note or a Bid Rate Note.

         "Notice of Borrowing" means a notice substantially in the form of Exhibit C to be delivered pursuant to Section 2.1.(c) evidencing the Borrower's request for a borrowing of Syndicated Loans.

         "Notice of Continuation" means a notice substantially in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.8. evidencing the Borrower's request for the Continuation of a LIBOR Loan.

         "Notice of Conversion" means a notice substantially in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.9. evidencing the Borrower's request for the Conversion of a Loan from one Type to another Type.

         "Notice of Rejection" has the meaning given that term in Section 2.12.(b).

         "Obligations" means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and
(c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent, any Co-Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

         "Participant" has the meaning given that term in Section 12.6.(c).

         "Paying Agent" means any Person engaged by the Borrower to accept delivery of Commercial Paper tendered by the holder thereof for payment and to make payment to such holder on behalf of the Borrower.

         "PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

         "Permitted Liens" means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under
Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen's compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) Liens in existence as of the Agreement Date and set forth in Schedule 6.1.(f); (e) Purchase Money Liens but only to the extent the Indebtedness secured by such Liens is permitted pursuant to Section 9.2.(f)(D); (f) Liens created under any of the Loan Documents; (g) Liens securing Indebtedness of the Borrower and the Material Subsidiaries permitted pursuant to Section 9.2.(f)(B) in an aggregate amount not to exceed $1,000,000 at any time outstanding; (h) Liens securing Indebtedness of the Subsidiaries that are not Material Subsidiaries permitted pursuant to Section 9.2.(f)(C) and (i) Liens securing Indebtedness of the Borrower and its Subsidiaries to the extent the Indebtedness secured by such Liens is permitted pursuant to Section 9.2.(f)(D)(3).

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Placement Agent" means any Person engaged by the Borrower to act as the Borrower's placement agent in connection with the issuance and sale of Commercial Paper under a Commercial Paper Program.

         "Plan" means an employee benefit or pension plan maintained for employees of the Borrower, any of the other Loan Parties or any Affiliate thereof that is covered by Title IV of ERISA, including such plans as may be established after the Agreement Date.

         "Pledge Agreement" means each pledge agreement executed and delivered by each Loan Party pursuant to Section 5.1. or otherwise, and in the form of Exhibit K.

         "Post-Default Rate" means, in respect of any principal of any Loan, any Reimbursement Obligation or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to two percent (2.0%) plus the Base Rate as in effect from time to time; provided that, if the amount so in default is the principal of a LIBOR Loan or a Bid Rate Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the "Post-Default Rate" for such principal shall be, for the period from and including such due date to but excluding the last day of the Interest Period, two percent (2.0%) plus the interest rate for such Loan as provided in Section 2.4.(a)(ii) or (iii), as the case may be, and thereafter, the rate provided for above in this definition.

         "Principal Office" means the main office of the Agent located at 600 Peachtree Street, 21st Floor, Atlanta, Georgia 30308 or such other office as the Agent may from time to time designate in writing to the Borrower and the Lenders.

         "Purchase Money Lien" means a Lien on any item of equipment acquired by the Borrower, any Subsidiary or any other Loan Party after the Agreement Date; provided, however, that: (a) such Lien attaches only to the equipment to be acquired; (b) if the purchase price of the equipment to be acquired exceeds $7,500,000, the Indebtedness incurred in connection with such acquisition shall not be less than 60% nor greater than the purchase price of such item of equipment then being financed; and (c) such Lien shall secure only such Indebtedness.

         "Quarterly Date" means the last Business Day of March, June, September and December in each year, the first of which shall be June 30, 1995.

         "Register" has the meaning given that term in Section 12.6.(e).

         "Regulatory Change" means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

         "Reimbursement Obligation" means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.

         "Rejecting Lender" has the meaning given that term in Section 2.12.(a).

         "Reportable Event" has the meaning set forth in Section 4043(b) of ERISA, but shall not include a Reportable Event as to which the provision for 30 days' notice to the PBGC is waived under applicable regulations.

         "Requisite Lenders" means, as of any date, Lenders having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the Loans and the Letter of Credit Liabilities.

         "Restricted Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

         "Standby" as applied to a Letter of Credit issued hereunder, any other letter of credit, or any other similar instrument, means such letter of credit or instrument is being, or is to be, used by the Borrower to support obligations owing by the Borrower to third parties arising out of transactions other than those involving the sale of goods.

         "Stated Amount" means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof.

         "Syndicated Loan" means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a) or (b).

         "Syndicated Note" has the meaning given that term in Section 2.10.(a).

         "Taxes" has the meaning given that term in Section 3.12.(a).

         "Termination Date" means May 11, 2000.

         "Termination Event" means (a) a Reportable Event; (b) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA or (c) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or the appointment of a trustee to administer any Plan.

         "Total Indebtedness" means, at the time of computation thereof, all of the following of the Borrower and its Subsidiaries as determined on a consolidated basis (without duplication): (a) all Indebtedness less (b) all reimbursement obligations under Documentary letters of credit and acceptances (whether or not the same have been presented for payment).

         "Type" with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

         Section 1.2.     General.

         Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP on a basis consistent with that used in the preparation of the financial statements of the Borrower most recently delivered to the Agent and the Lenders pursuant to the terms hereof. In the event a change in GAAP occurs after the Effective Date and such change materially affects the ability of the Borrower to comply with the provisions of Section 9.1. hereof, the parties hereto shall enter into good faith negotiations with a view to amending such Section with the desired result that determination of the Borrower's compliance with such Section taking into account such change in GAAP will be as close as possible to the determination of the Borrower's compliance with such Section prior to such change. References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to "Subsidiary" means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an "Affiliate" means a reference to an Affiliate of the Borrower. Unless otherwise indicated, all references to time are references to Eastern Standard Time.

                          ARTICLE II. CREDIT FACILITY

         Section 2.1      Syndicated Loans.

         (a) Facility A Loans. Subject to Section 2.14. and the other terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Facility A Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the Facility A Commitment Amount times such Lender's Commitment Percentage. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrower may borrow, repay and reborrow Facility A Loans.

         (b) Facility B Loans. Subject to Section 2.14. and the other terms and conditions hereof, during the period from the Effective Date to but excluding the Facility B Termination Date, each Lender severally and not jointly agrees to make Facility B Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the Facility B Commitment Amount times such Lender's Commitment Percentage. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Facility B Termination Date, the Borrower may borrow, repay and reborrow Facility B Loans.

         (c) Requests for Syndicated Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Syndicated Loans. Each Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy within 24 hours of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

         (d) Disbursement of Syndicated Loan Proceeds. No later than 12:00 noon on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Syndicated Loan to be made by such Lender using the wiring instructions for the Agent set forth on Annex I or as otherwise directed by the Agent. With respect to Syndicated Loans to be made after the Effective Date, unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Syndicated Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Syndicated Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may, in reliance upon such assumption (but shall not be obligated to), make available to the Borrower the amount of such Syndicated Loan to be provided by such Lender. Provided that the applicable conditions set forth in
Article V. for such borrowing are fulfilled, the Agent will make the proceeds of such borrowing available to the Borrower at the account specified by the Borrower in such Notice of Borrowing.

         Section 2.2.     Bid Rate Loans.

         (a) Bid Rate Loans. In addition to borrowings of Syndicated Loans, at any time during the period from the Effective Date to but excluding the Termination Date the Borrower may, as set forth in this Section, request the Lenders to make offers to make Bid Rate Loans to the Borrower in Dollars. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

         (b) Requests for Bid Rate Loans. When the Borrower wishes to request from the Lenders offers to make Bid Rate Loans, it shall give the Agent notice (a "Bid Rate Quote Request") so as to be received no later than 10:00 a.m. on the Business Day next preceding the date of borrowing proposed therein. The Agent shall deliver to each Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Agent. The Borrower may request offers to make Bid Rate Loans for up to ten different Interest Periods for a separate borrowing (a "Bid Rate Borrowing") in each Bid Rate Quote Request (for which purpose Interest Periods in different lettered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous). Each Bid Rate Quote Request shall be substantially in the form of Exhibit F and shall specify as to each Bid Rate Borrowing:

                 (i) the proposed date of such borrowing, which shall be a Business Day;

                 (ii) the aggregate amount of such Bid Rate Borrowing, which shall not cause any of the limits specified in Section 2.14. to be violated; and

                 (iii) the duration of the Interest Period applicable thereto.

Except as otherwise provided in this subsection (b), no Bid Rate Quote Request shall be given within three Business Days (or such other number of days as the Borrower and the Agent, with the consent of the Requisite Lenders, may agree) of the giving of any other Bid Rate Quote Request.

         (c)     Bid Rate Quotes

                 (i) Each Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Borrower's request under
         Section 2.2.(b) specified more than one Interest Period, such Lender may make a single submission containing one or more Bid Rate Quotes for each such Interest Period. Each Bid Rate Quote must be submitted to the Agent not later than 10:00 a.m. on the proposed date of borrowing; provided that NationsBank may submit a Bid Rate Quote only if NationsBank notifies the Borrower of the terms of the offer contained therein not later than 9:45 a.m. on the proposed date of such borrowing. Subject to Articles V. and X., any Bid Rate Quote so made shall be irrevocable except with the consent of the Agent given at the request of the Borrower.

                 (ii) Each Bid Rate Quote shall be substantially in the form of Exhibit G and shall specify:

                          (A) the proposed date of borrowing and the Interest Period therefor;

                          (B) the principal amount of the Bid Rate Loan for which each such offer is being made, which principal amount shall be at least $5,000,000 (or a larger multiple of $1,000,000); provided that the aggregate principal amount of all Bid Rate Loans for which a Lender submits Bid Rate Quotes
                 (x) may be greater or less than the aggregate Commitments of such Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested;

                          (C) the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) offered for each such Bid Rate Loan (the "Bid Rate"); and

                          (D)     the identity of the quoting Lender.

         Unless otherwise agreed by the Agent and the Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

         (d) Notification by Agent. The Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 10:30 a.m. on the proposed date of borrowing), notify the Borrower of the terms (i) of any Bid Rate Quote submitted by a Lender that is in accordance with Section 2.2.(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Agent's notice to the Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Bid Rates so offered by each Lender (identifying the Lender that made each Bid Rate Quote).

         (e)     Acceptance by Borrower.

                 (i) Not later than 11:00 a.m. on the proposed date of borrowing, the Borrower shall notify the Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.2.(d) which notice shall be in the form of Exhibit H. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The failure of the Borrower to give such notice by such time shall constitute nonacceptance. The Agent shall promptly notify each affected Lender. The Borrower may accept any Bid Rate Quote in whole or in part; provided that:

                          (A) the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

                          (B) the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section
                 3.5. but shall not cause any of the limits specified in
                 Section 2.14. to be violated;

                          (C) acceptance of offers may be made only in ascending order of Bid Rates in each case beginning with the lowest rate so offered; and

                          (D) the Borrower may not accept any offer that fails to comply with Section 2.2.(c) or otherwise fails to comply with the requirements of this Agreement.

                 (ii) If offers are made by two or more Lenders with the same Bid Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such offers are accepted shall be allocated pro rata by the Agent among such Lenders in proportion to the aggregate principal amount of such offers. Determinations by the Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

         (f) Obligation to Make Bid Rate Loans. Any Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 1:00 p.m. on the date specified for the making of such Loan, make the amount of such Loan available to the Agent at its Principal Office in immediately available funds, for account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.

         (g) No Effect on Commitments. Except for the purpose and to the extent expressly stated in Section 2.11., the amount of any Bid Rate Loan made by any Lender shall not constitute a utilization of such Lender's Commitments.

         Section 2.3.     Letters of Credit.

         (a) Letters of Credit. Subject to Section 2.14. and the other terms and conditions of this Agreement, the Agent, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the Termination Date one or more letters of credit (each a "Letter of Credit") in such form and containing such terms as may be requested from time to time by the Borrower and acceptable to the Agent, up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount.

         (b) Terms of Letters of Credit. At the time of issuance, the amount, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. Notwithstanding the foregoing, in no event may (i) the initial expiration date of any Letter of Credit be later than one year after its issuance or (ii) the expiration date of any Letter of Credit extend beyond the Termination Date, and any Letter of Credit containing an automatic renewal provision shall also contain a provision pursuant to which, notwithstanding any other provisions thereof, it shall have a final expiration date no later than the Termination Date.

         (c) Requests for Issuance of Letters of Credit. The Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) at least two Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit (i) the proposed initial Stated Amount, (ii) the beneficiary, (iii) whether such Letter of Credit is a Documentary Letter of Credit or Standby Letter of Credit and (iv) the proposed expiration date. The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Agent. Provided the Borrower has given the notice prescribed by this Section and subject to Section 2.14. and the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in
Article V., the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. The Agent shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of the Loan Document shall control.

         (d) Reimbursement Obligations. Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand. The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.3.(f) such Lender's Commitment Percentage of such payment.

         (e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment and, if it does, submit a timely Notice of Borrowing as provided in Section 2.1.(c) in the case of the borrowing of Syndicated Loans or a timely Bid Rate Quote Request as provided in Section 2.2.(b). If the Borrower fails to so advise the Agent, or if the Borrower fails to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, the Agent shall give each Lender prompt notice of the amount of the demand for payment, specifying such Lender's Commitment Percentage of the amount of the related demand for payment.

         (f) Lenders' Participation in Letters of Credit. Immediately upon the issuance by the Agent of any Letter of Credit each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Commitment Percentage of the liability of the Agent with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Lender's Commitment Percentage of the Agent's liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (g), such Lender shall, automatically and without any further action on the part of the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than Issuing Bank Fees).

         (g) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Agent on demand in immediately available funds in Dollars the amount of such Lender's Commitment Percentage of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.3.(d). Each such Lender's obligation to make such payments to the Agent under this subsection, and the Agent's right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(e) or 10.1.(f) or (iv) the termination of the Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

         (h) Agent's Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligation. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Agent shall use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. Neither the Agent, any Co-Agent nor any of the Lenders shall be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit; (ii) for failure of the beneficiary of any Letter of Credit to comply fully with conditions in an underlying contract required in order to entitle it to draw upon such Letter of Credit; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (iv) for errors in interpretation of technical terms; (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vi) for the misapplication by the beneficiary of any such Letter of Credit, or the proceeds of any drawing under such Letter of Credit; and (vii) for any consequences arising from causes beyond the control of the Agent, the Co-Agents or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent's rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Agent any liability to the Borrower, any other Loan Party, either Co-Agent or any Lender. In this connection, the obligation of the Borrower to reimburse the Agent for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including without limitation, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (ii) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (iii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, either Co-Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (iv) any breach of contract or dispute between the Borrower, the Agent, either Co-Agent, any Lender or any other Person; (v) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (vi) payment by the Agent under the Letter of Credit against presentation of a draft or certificate which does not strictly comply, but which does substantially comply, with the terms of the Letter of Credit; and
(vii) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower's Reimbursement Obligations.

         (i) Amendments, Etc. The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto.

         (j) Information to Lenders. Promptly following the end of each calendar month in which any Letters of Credit are outstanding, the Agent shall deliver to each Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at the end of such month. Upon the request of any Lender from time to time, the Agent shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.3.(g).

         (k) Effect of Letters of Credit on Commitments. Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Facility A Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender's Commitment Percentage of the Stated Amount of such Letter of Credit plus any related Reimbursement Obligations then outstanding.

         Section 2.4.     Rates and Payment of Interest on Loans.

         (a) Rates. The Borrower promises to pay to the Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

                 (i) during such periods as such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time);

                 (ii) during such periods as such Loan is a LIBOR Loan, the Adjusted LIBO Rate for such Loan for the Interest Period therefor plus the Applicable Margin; and

                 (iii) if such Loan is a Bid Rate Loan, the Bid Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.2.

Notwithstanding the foregoing, the Borrower hereby promises to pay to the Agent for account of each Lender interest at the applicable Post-Default Rate on any principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for account of such Lender, which are not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

         (b) Payment. Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, quarterly on the Quarterly Dates, (ii) in the case of a LIBOR Loan or a Bid Rate Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than (A) three months in the case of a LIBOR Loan, at three-month intervals following the first day of such Interest Period and (B) 90 days in the case of a Bid Rate Loan, on the 90th day of such Interest Period, and (iii) in the case of any Loan, upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Co-Agents, the Lenders and the Borrower for all purposes, absent manifest error.

         Section 2.5.     Number of Interest Periods.

         There may be no more than ten different Interest Periods for both Syndicated Loans and Bid Rate Loans outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous).


         Section 2.6.     Repayment of Loans.

         (a) Syndicated Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, (i) all Facility B Loans on the Facility B Termination Date and (ii) all Syndicated Loans on the Termination Date.

         (b) Bid Rate Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

         Section 2.7.     Prepayments.

         (a) Optional. Except as otherwise provided in Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty.

         (b) Mandatory. If at any time the amount of all or any of the outstanding Obligations exceeds any limitation imposed under any subsection of
Section 2.14., the Borrower shall immediately pay to the Agent for the accounts of the Lenders the amount of such excess. Such payment shall be applied to pay or repay the outstanding principal amount of the Loans and any Reimbursement Obligations pro rata in accordance with the applicable provisions of Section
3.2. If the Borrower is required to pay any outstanding LIBOR Loans or Bid Rate Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

         Section 2.8.     Continuation.

         So long as no Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower's giving of a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation by the Borrower to the Agent. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed in writing within 24 hours of the giving of such notice if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefore, Convert into a Base Rate Loan notwithstanding failure of the Borrower to comply with Section 2.9.

         Section 2.9.     Conversion.

         So long as no Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, upon the Borrower's giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Conversion. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the date one Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone or telecopy confirmed in writing within 24 hours of the giving of such notice if by telephone in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

         Section 2.10.    Notes.

         (a) Syndicated Notes. The Syndicated Loans made by each Lender shall also be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit I-1 (each a "Syndicated Note"), dated the date hereof, payable to the order of such Lender in a principal amount equal to the aggregate amount of such Lender's Commitments as originally in effect and otherwise duly completed.

         (b) Bid Rate Notes. The Bid Rate Loans made by any Lender shall also be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit I-2 (each a "Bid Rate Note"), dated the date hereof, payable to the order of such Lender and otherwise duly completed.

         (c) Recording On Notes. The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Bank to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Bank on its books and such entries shall be binding on the Borrower absent manifest error. Prior to any transfer of the Note evidencing the Loans held by it, such Bank shall endorse such times on such Note or any allonge thereof; provided that the failure of such Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under such Note in respect of the Loans to be evidenced by such Note.

         Section 2.11.    Voluntary Reductions of the Commitment.

         The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities and the aggregate principal amount of all Bid Rate Loans) at any time and from time to time without penalty or premium upon not less than three Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof, the amount of any such reduction, whether such reduction is of the Facility A Commitments or the Facility B Commitments and shall be irrevocable once given and effective only upon receipt by the Agent. The Agent will promptly transmit such notice to each Lender. The Commitments, once terminated or reduced, may not be increased or reinstated.

         Section 2.12.    Extension of Facility B Termination Date.

         (a) Extensions. The Borrower may request the Agent and the Lenders to extend the current Facility B Termination Date by successive 364-day periods by delivering to the Agent at least 60 days but no more than 90 days prior to the current Facility B Termination Date, a written request for an extension (an "Extension Request"). The Agent shall forward to each Lender a copy of each Extension Request promptly upon receipt thereof. Each Lender agrees to notify the Agent no earlier than the date which is 30 days prior to, and in any event by the date which is 25 days prior to, the current Facility B Termination Date whether such Lender accepts or rejects such Extension Request. If all Lenders notify the Agent that they accept such Extension Request, the Facility B Termination Date shall be extended by 364 days. Subject to the provisions of subsection (b) of this Section, if any Lender shall not have notified the Agent on or prior to the date which is 25 days prior to the current Facility B Termination Date that it accepts such Extension Request, the Facility B Termination Date shall not be extended. The Agent shall promptly notify the Borrower whether an Extension Request has been accepted or rejected as well as which Lender or Lenders rejected (or failed to accept) an Extension Request (each such Lender a "Rejecting Lender").

         (b)     Rejecting Lenders. Notwithstanding the preceding subsection
(a), within five days after notification from the Agent that an Extension Request has been rejected (a "Notice of Rejection"), and provided that the aggregate amount of Commitments of the Rejecting Lenders does not exceed 20% of the aggregate amount of Commitments then outstanding, the Borrower may, with respect to each such Rejecting Lender, demand that such Rejecting Lender, and upon such demand such Rejecting Lender shall promptly, assign its respective Commitments to another financial institution subject to and in accordance with the provisions of Section 12.6.(d) for a purchase price equal to the aggregate principal balance of Loans then outstanding and owing to such Rejecting Lender plus any accrued but unpaid interest thereon and accrued but unpaid Fees owing to such Rejecting Lender. If all Rejecting Lenders have assigned their Commitments to other financial institutions as contemplated by the immediately preceding sentence, then the Extension Request which was initially rejected shall be deemed to have been granted and accordingly the Facility B Termination Date shall be extended as requested, otherwise the Facility B Termination Date shall not be extended. If the aggregate amount of Commitments of the Rejecting Lenders exceeds 20% of the aggregate amount of Commitments then outstanding, the Facility B Termination Date shall not be extended.

         (c) No Obligation to Extend. The Borrower understands that this Section has been included in this Agreement for the Borrower's convenience in requesting extensions of the Facility B Termination Date and acknowledges that none of the Lenders has promised (either expressly or impliedly), nor has any obligation or commitment whatsoever, to extend the Facility B Termination Date at any time.

         Section 2.13.    Commercial Paper Program.

         (a) Credit Enhancement. Subject to the terms and conditions hereof, during the period from and including the Effective Date to but excluding the date 180 days prior to the Termination Date, the Borrower may designate that an aggregate amount not to exceed the Commercial Paper Limit of the Lenders' Facility A Commitments be utilized for the credit enhancement of Commercial Paper to be issued by the Borrower during such period. Such credit enhancement may only be by way of (i) the issuance by the Agent (and the participation therein by the Lenders) of a Letter of Credit for the benefit of the Paying Agent for the Commercial Paper or (ii) reservation by the Lenders of a portion of their Facility A Commitments for the sole purpose of providing Facility A Loans to the Borrower which the Borrower will use to pay its obligations under its Commercial Paper. The Agent and the Lenders will provide such credit enhancement for no more than one Commercial Paper Program at any one time.

         (b) Requests for Credit Enhancement. If the Borrower desires that the Lenders provide credit enhancement in connection with a Commercial Paper Program, the Borrower shall give the Agent and the Lenders written notice thereof at least 45 days prior to the issuance of Commercial Paper under such Commercial Paper Program. Such notice shall set forth the following: (i) the maximum aggregate face amount of Commercial Paper issuable under such Commercial Paper Program; (ii) the initial duration of such Commercial Paper Program; (iii) the name and address of the Placement Agent and Paying Agent and
(iv) whether the Borrower desires credit enhancement by way of a Letter of Credit or the Lenders' reservation of a portion of the Lenders' Facility A Commitments. Together with such notice, the Borrower shall deliver to the Agent copies of all Commercial Paper Documents (or the most current drafts thereof) to be executed in connection with such Commercial Paper Program. The Agent shall deliver to each Lender a copy of such Commercial Paper Documents upon request.

         (c) Authorization to Issue Commercial Paper. Subject to the terms and conditions hereof, upon satisfaction of the applicable conditions contained in Article V. in connection with a Commercial Paper Program, the Agent and the Lenders agree (i) that the Borrower may issue Commercial Paper under such Commercial Paper Program and (ii) to provide the type of credit enhancement requested by the Borrower in the notice delivered pursuant to the immediately preceding subsection (b).

         (d) Effect on Commitments. The reservation by the Lenders of a portion of their Facility A Commitments to provide credit enhancement for a Commercial Paper Program shall for all purposes of this Agreement, including without limitation Section 2.14., be deemed a utilization of such Facility A Commitments to the extent of such reservation. If the Lenders provide credit enhancement for a Commercial Paper Program by reservation of a portion of their Facility A Commitments, then the Borrower may only use the proceeds of Facility A Loans advanced under such reserved portion of the Facility A Commitments for the purpose of paying its obligations under Commercial Paper.

         Section 2.14.    Amount Limitations.

         Notwithstanding any other term of this Agreement or any other Loan Document, at no time may:

         (a) The aggregate principal amount of all outstanding Facility A Loans, together with the aggregate amount of all Letter of Credit Liabilities exceed the aggregate amount of the Facility A Commitments as in effect from time to time; or

         (b) The aggregate face amount of outstanding Commercial Paper the credit of which has been enhanced by the Lenders' reservation of a portion of their Facility A Commitments, together with aggregate principal amount of Facility A Loans the proceeds of which were used to satisfy the Borrower's obligations under Commercial Paper so enhanced, exceed the amount so reserved; or

         (c) The aggregate principal amount of all outstanding Facility B Loans exceed the aggregate amount of the Facility B Commitments as in effect from time to time; or

         (d) The aggregate principal amount of all outstanding Bid Rate Loans, together with the aggregate principal amount of all outstanding Syndicated Loans, the aggregate amount of all Letter of Credit Liabilities and the aggregate face amount of outstanding Commercial Paper the credit of which has been enhanced by the Lenders' reservation of a portion of their Facility A Commitments exceed the aggregate amount of the Commitments at such time.

           ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

         Section 3.1.     Payments.

         Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 1:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) and shall be made in accordance with the wiring instructions set forth for the Agent on Annex I or as otherwise directed by the Agent. Subject to Sections 3.2. and 3.3., the Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of the Borrower with the Agent (with prompt notice to the Borrower and the other Lenders). The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid promptly to such Lender, by wire transfer of same day funds in accordance with the wiring instructions set forth for such Lender on Annex I, for the account of such Lender at the applicable Lending Office of such Lender. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension at the applicable rate.

         Section 3.2.     Pro Rata Treatment.

         Except to the extent otherwise provided herein, including without limitation under Section 10.6.: (a) each borrowing from the Lenders under
Section 2.1.(a) and (b) shall be made from the Lenders, each payment of the Fees under Section 3.6.(a) and clauses (i) and (ii) of Section 3.6.(b) shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.11. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) the making, Conversion and Continuation of Syndicated Loans of a particular Type (other than Conversions provided for by Section 4.6.) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender's portion of each Loan of such Type shall be coterminous; (c) the Lenders' participation in, and payment obligations in respect of, Letters of Credit under Section 2.3., shall be pro rata in accordance with their respective Commitments; (d) each payment or prepayment of principal of Syndicated Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Syndicated Loans the outstanding principal amount of the Syndicated Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Syndicated Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Syndicated Loans being held by the Lenders pro rata in accordance with their respective Commitments; (e) each payment of interest on Syndicated Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders and (f) each reservation by the Lenders of their Facility A

Commitments under Section 2.13. shall be applied to their respective Facility A Commitments pro rata according to the amounts of their respective Commitments.

         Section 3.3.     Sharing of Payments, Etc.

         The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender or the Agent may otherwise have, each Lender and the Agent shall be entitled, at its option, to offset balances held by it for the account of the Borrower at any of such Lender's (or the Agent's) offices, in Dollars or in any other currency, against any principal of, or interest on, any of such Lender's Loans hereunder (or other Obligations owing to such Lender or the Agent hereunder) which is not paid when due, in which case such Lender shall promptly notify the Borrower, all other Lenders and the Agent thereof; provided, however, such Lender's failure to give such notice shall not affect the validity of such offset. If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or a Loan Party through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2., such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders made by other Lenders may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

         Section 3.4.     Several Obligations.

         No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

         Section 3.5.     Minimum Amounts.

         (a) Borrowings; Conversions; Continuations and Prepayments. Each borrowing of Syndicated Loans, each Conversion or Continuation of LIBOR Loans, and each prepayment of

Loans shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount, and each borrowing of a Bid Rate Loan shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

         (b) Letters of Credit. The initial Stated Amount of each Letter of Credit shall be at least $100,000.

         (c) Reductions of Commitments. Each reduction of the Commitments under Section 2.11. shall be at least $10,000,000 and integral multiples of $1,000,000 in excess of that amount.

         Section 3.6.     Fees.

         (a) Facility Fees. The Borrower agrees to pay to the Agent for the account of the Lenders (i) a facility fee on the average daily aggregate amount of the Facility A Commitments of the Lenders (whether or not utilized) at a per annum rate equal to the Applicable Facility Fee for the period from and including the Agreement Date to but excluding the date the Facility A Commitments are terminated or reduced to zero or the Termination Date and (ii) a facility fee on the average daily aggregate amount of the Facility B Commitments of the Lenders (whether or not utilized) at a per annum rate equal to the Applicable Facility Fee for the period from and including the Agreement Date to but excluding the date the Facility B Commitments are terminated or reduced to zero or the Facility B Termination Date. Such facility fees shall be payable in arrears on (v) each Quarterly Date, (w) with respect to the facility fee described in the preceding clause (ii) on the Facility B Termination Date,
(x) on the Termination Date, (y) on the date the Commitments are otherwise terminated or reduced to zero and (z) thereafter from time to time on demand of the Agent.

         (b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Agent for account of the Lenders, a letter of credit fee at a rate per annum equal to the Applicable Margin for Facility A Loans of the daily average Stated Amount of each Standby Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated; (ii) to the Agent for account of the Lenders, a letter of credit fee in respect of each Documentary Letter of Credit on the daily average Stated Amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated at a per annum rate equal to one- tenth of one percent (0.1%) and
(iii) to the Agent for its own account and not the account of any Lender, a facing fee in respect of each Standby Letter of Credit on the daily average Stated Amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated at a per annum rate equal to one-twentieth of one percent (0.05%). Such Fees shall be nonrefundable and paid in arrears (w) on each Quarterly Date, (x) on the Termination Date, (y) on the date the Commitments are otherwise terminated or reduced to zero and (z) thereafter from time to time on demand of the Agent. The Borrower shall pay directly to the Agent solely for the Agent's account on demand all charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

         (c) Bid Rate Loan Fees. The Borrower agrees to pay to the Agent together with each Bid Rate Quote Request an administrative fee in the amount agreed upon in the Fee Letter.

         (d) Agent's Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent as set forth in the Fee Letter.

         Section 3.7.     Computations.

         Unless otherwise expressly set forth herein, any accrued interest on any Loan and any Fees due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

         Section 3.8.     Usury.

         In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

         Section 3.9.     Agreement Regarding Interest and Charges.

         The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4.(a)(i) through (iii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money pursuant to Official Code of Georgia Annotated Sections 7-4-2 and 7-4-18. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

         Section 3.10.    Statements of Account.

         The Agent will keep books and records with respect to the amount of Loans, Letters of Credit, accrued interest and Fees, advances, charges and payments made pursuant to this

Agreement and the other Loan Documents, and the entries in such books and records shall constitute prima facie evidence of all such amounts. The failure of the Agent to keep such books and records shall not relieve or discharge the Borrower from any of its obligations hereunder or under and other Loan Document.

         Section 3.11.    Defaulting Lenders.

         (a) Generally. If for any reason any Lender (a "Defaulting Lender") shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender's right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or either Co-Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate,
(ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender's Loans shall not be paid to such Defaulting Lender and shall be held by the Agent and either applied against the purchase price of such Loans under the following subsection
(b) or paid to such Defaulting Lender upon the Defaulting Lender's curing of its default.

         (b) Purchase of Defaulting Lender's Commitments. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender's Commitments. If more than one Lender exercises such right, each such Lender shall have the right to acquire such proportion of such Defaulting Lender's Commitments as they may mutually agree. Upon any such purchase, the Defaulting Lender's interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 12.6.(d), shall pay to the Agent an assignment fee in the amount of $6,000. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the aggregate principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

         Section 3.12.    Taxes.

         (a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between a Lender, a Co-Agent or the Agent and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of such Lender, such Co-Agent or the Agent pursuant to or in respect of this Agreement or any other Loan Document),
(iii) any withholding taxes payable with respect to payments hereunder or under any other Loan Document under Applicable Law in effect on the Agreement Date,
(iv) any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits and (v) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto (such non-excluded items being collective called "Taxes"). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

                 (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

                 (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

                 (ii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount of the Agent or such Lender would have received had no such withholding or deduction been required.

         (b) Tax Forms. Each Lender or Participant organized under the laws of a jurisdiction other than the United States of America agrees to deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code, correctly completed and executed by such Lender or Participant establishing that such payment is (i) not subject to United States federal withholding tax under the Internal Revenue Code because such payment is either effectively connected with the conduct by such Lender or Participant of a trade or business in the United States or totally exempt from United States federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise exempt.

         (c) Tax Indemnification. If the Borrower fails to pay any Taxes due by the Borrower when due to the appropriate taxing authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent, the Co-Agents and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent, either Co-Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent, either Co-Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

         Section 3.13.    Foreign Subsidiaries.

         Notwithstanding any provision of this Agreement or any other Loan Document, (a) no Foreign Subsidiary shall be required to execute and deliver a Guaranty and (b) the Borrower and its Material Subsidiaries shall only be obligated to pledge under a Pledge Agreement the maximum amount of the total combined voting power of all classes of stock entitled to vote of its respective Foreign Subsidiaries that it may so pledge without such Foreign Subsidiary being deemed to be holding United States property by virtue of 26 C.F.R. Section 1.956-2(c)(2).

                      ARTICLE IV. YIELD PROTECTION, ETC.

         Section 4.1.     Additional Costs; Capital Adequacy.

         (a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that:
(i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such Loans by the jurisdiction in which such Lender has its principal office or such Lending Office); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement utilized in the determination of the Adjusted LIBO Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy).

         (b) Lender's Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6. shall apply).

         (c) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Lender purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrower shall pay immediately to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.

         (d) Notification and Determination of Additional Costs. The Agent and each Lender agrees to notify the Borrower of any event occurring after the date of this Agreement entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that except as otherwise limited by the next sentence, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Agent and each Lender shall only be entitled to compensation under any of the preceding subsections for events occurring during the one-year period ending on the date the Borrower receives the notice described in the first sentence of this subsection. The Agent and or such Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section. Determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

         Section 4.2.     Suspension of LIBOR Loans.

         Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted LIBO Rate for any Interest Period:

                 (a) the Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine the Adjusted LIBO Rate, or

                 (b) the Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely adequately to cover the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Base Rate Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

         Section 4.3.     Illegality.

         Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender or its Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender's obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6. shall be applicable).

         Section 4.4.     Compensation.

         The Borrower shall pay to the Agent for account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

                 (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Bid Rate Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

                 (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan or Bid Rate Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation, such compensation to include in the case of a LIBOR Loan, without limitation, an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow or Convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or Convert, the Interest Period for such Loan that would have commenced on the date specified for such borrowing or Conversion) at the applicable rate of interest for such Loan provided for herein plus such Lender's normal administrative charges, if any, associated with such payment, prepayment, Conversion or failure to borrow over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to LIBOR at such time for an amount comparable to such principal amount and for a maturity comparable to such period (as reasonably determined by such Lender). At the request of the Borrower, any Lender requesting compensation pursuant to this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

         Section 4.5.     Affected Lenders.

         If any Lender requests compensation pursuant to Section 3.12. or
Section 4.1., or the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b), Section 4.2. or Section 4.3., then, so long as there does not then exist any Default or Event of Default, the Borrower may either (a) demand that such Lender (the "Affected Lender"), and upon such demand the Affected Lender shall promptly, assign its Commitments to another financial institution subject to and in accordance with the provisions of
Section 12.6.(d) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or (b) pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents and the Facility A Commitment Amount and the Facility B Commitment Amount shall each immediately and permanently be reduced by an amount equal to the amount of the Affected Lender's respective Facility A Commitment and Facility B Commitment. The Agent shall reasonably cooperate in effectuating the replacement of an Affected Lender under this Section, but at no time shall the Agent be obligated in any way whatsoever to initiate any such replacement. The exercise by the Borrower of its rights under this Section shall be at the Borrower's sole cost and expenses and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower's obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12. or Section 4.1.

         Section 4.6.     Treatment of Affected Loans.

         If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to
Section 4.1.(b), Section 4.2. or Section 4.3., such Lender's LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in
Section 4.1., Section 4.2. or 4.3. that gave rise to such Conversion no longer exist:

                 (a) to the extent that such Lender's LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its Base Rate Loans; and

                 (b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower with a copy to the Agent that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender's LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

         Section 4.7.     Change of Lending Office.

         Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion.

                        ARTICLE V. CONDITIONS PRECEDENT

         Section 5.1.     Initial Conditions Precedent.

         The obligation of the Lenders to make any Loans, the obligation of the Agent to issue any Letters of Credit and the obligation of the Lenders to provide credit enhancement for Commercial Paper under Section 2.13. are subject to the condition precedent that the Borrower deliver to the

Agent each of the following, each of which shall be satisfactory in form and substance to the Agent:

         (a) Counterparts of this Agreement executed by each of the parties hereto;

         (b) Notes executed by the Borrower, payable to each Lender and complying with the terms of Section 2.10.(a) and (b);

         (c) Guaranties executed by each of the Material Subsidiaries except those Material Subsidiaries that are not required to deliver Guaranties under Section 3.13.;

         (d) Pledge Agreements executed by the Borrower and each of the Material Subsidiaries covering the capital stock of Foreign Subsidiaries, but only if and to the extent required under Section 3.13.;

         (e) All stock certificates evidencing all Pledged Collateral (as defined in each Pledge Agreement);

         (f) Appropriate stock transfer powers endorsed in blank by the applicable Loan Party with respect to the stock certificates referred to in the immediately preceding subsection (e);

         (g) An opinion of King & Spalding, counsel to the Borrower and the other Loan Parties, in substantially the form of Exhibit J-1, and an opinion of the Borrower's General Counsel, in substantially the form of Exhibit J-2, in each case addressed to Agent, the Co-Agents and Lenders;

         (h) The articles of incorporation of the Borrower certified as of a recent date by the Secretary of State of the State of Georgia;

         (i) A Certificate of Existence issued as of a recent date by the Secretary of State of the State of Georgia and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower has any place of business (excluding sales and service offices);

         (j) A certificate of incumbency signed by the Secretary or Assistant Secretary of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver the Loan Documents to which the Borrower is a party;

         (k) Certified copies (certified by the Secretary or Assistant Secretary of the Borrower) of the bylaws of the Borrower and of all corporate or other necessary action taken by the Borrower to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

         (l) The articles of incorporation, charter or other comparable document of each Material Subsidiary certified as of a recent date by the Secretary of State or other comparable Governmental Authority of the jurisdiction of formation of such Material Subsidiary;

         (m) Certificates of good standing issued as of a recent date by the Secretary of State or other comparable Governmental Authority of the jurisdiction of formation of such Material Subsidiary and qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Material Subsidiary has any place of business;

         (n) A certificate of incumbency signed by the Secretary or Assistant Secretary of each Material Subsidiary with respect to each of the officers of such Material Subsidiary authorized to execute and deliver the Loan Documents to which such Material Subsidiary is a party;

         (o) Certified copies (certified by the Secretary or Assistant Secretary of each Material Subsidiary) of the bylaws or other comparable document of such Material Subsidiary and of all corporate or other necessary action taken by such Material Subsidiary to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

         (p)     The Fees, if any, then due under Section 3.6.; and

         (q) Such other documents, agreements and instruments as Agent may reasonably request.

         Section 5.2.     Conditions Precedent to Issuance of Commercial Paper.

         The obligation of the Lenders under Section 2.13. to provide credit enhancement for a Commercial Paper Program and to give their consent to the issuance by the Borrower of Commercial Paper under such Commercial Paper Program is subject to the condition precedent that the Agent receive each of the following, each of which shall be satisfactory in form and substance to the
Agent:

         (a) A copy of each Commercial Paper Document, fully executed by all of the parties thereto;

         (b) An agreement among the Agent, the Borrower, the Placement Agent and the Paying Agent regarding, among other things, the ability of the Requisite Lenders to terminate the Borrower's right to issue Commercial Paper under such Commercial Paper Program upon the occurrence of an Event of Default;

         (c) A copy of each legal opinion delivered in connection with the closing of such Commercial Paper Program, together with a letter from the issuer of such opinion stating that the Agent, the Co-Agents and the Lenders may rely on such legal opinion as if it were addressed to them;

         (d) Any amendment or other modification to this Agreement or any other Loan Document which the Agent reasonably believes is necessary in connection with such Commercial Paper Program;

         (e) Evidence that all conditions precedent to the issuance of Commercial Paper under the Commercial Paper Documents has been satisfied; and

         (f) The placement memorandum or other offering document to provided to purchasers and prospective purchasers of the Commercial Paper and such other documents, instruments and agreements as the Agent may reasonably request.

         Section 5.3. Conditions Precedent to All Loans, Letters of Credit and Issuance of Commercial Paper.

         The obligation of the Lenders to make any Loans, of the Agent to issue Letters of Credit and of the Lenders to provide credit enhancement for Commercial Paper under Section 2.13. is subject to the further condition precedent that, as of the date of the making of such Loan or date of issuance of such Letter of Credit or the providing of such credit enhancement and after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing, whether or not as a result thereof and (b) the representations and warranties made or deemed made by the each Loan Party in the Loan Documents to which it is a party, shall be true and correct on and as of the date of the making of such Loan, date of issuance of such Letter of Credit or providing of such credit enhancement with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).

                   ARTICLE VI. REPRESENTATIONS AND WARRANTIES

         Section 6.1.     Representations and Warranties.

         The Borrower represents and warrants to the Agent, each Co-Agent and each Lender as follows:

         (a) Organization; Power; Qualification. Each of the Loan Parties is a corporation, duly organized, validly existing and in good standing under the jurisdiction of its incorporation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could have, in each instance, a Material Adverse Effect.

         (b) Ownership Structure. As of the Effective Date, Schedule 6.1.(b) correctly sets forth the corporate structure and ownership interests of all of the Borrower's Subsidiaries, including the correct legal name of each Subsidiary, the aggregate amount of capital contributions made by the Borrower or other Subsidiaries to such Subsidiary, the shareholders or partners, as applicable, or other Persons holding equity interests in each Subsidiary, their percentage equity or voting interest in such Subsidiary and whether such Subsidiary is a Material Subsidiary. Except as set forth in such Schedule, the outstanding stock and securities of, or other equity interests in, each such Subsidiary are owned by the Persons indicated on such Schedule, free and clear of all Liens, warrants, options and rights of others of any kind whatsoever.

         (c) Authorization. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to borrow hereunder and to execute, deliver and perform each Loan Document to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby. This Agreement, the Notes and each of the other Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms.

         (d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings hereunder do not and will not, by the passage of time, the giving of notice, the satisfaction of any condition, or any combination of the foregoing: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation or the bylaws of the Borrower or the organizational documents of any other Loan Party; (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its properties may be bound, which conflict, breach or default would have a Material Adverse Effect; or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party other than in favor of the Agent for the benefit of the Lenders.

         (e) Compliance with Law; Governmental Approvals. The Borrower, each Subsidiary and each other Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law relating to the Borrower, a Subsidiary or such Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, could not, singly or in the aggregate, cause a Default or Event of Default or have a Material Adverse Effect and in respect of which adequate reserves have been established on the books of the Borrower, such Subsidiary or such other Loan Party.

         (f) Titles to Properties. The Borrower, its Subsidiaries and the other Loan Parties have good, marketable and legal title to, or a valid leasehold interest in, its respective properties, free and clear of all Liens except for those described on Schedule 6.1.(f) and other Permitted Liens.

         (g) Indebtedness. Schedule 6.1.(g) is a complete and correct listing of all Indebtedness of the Borrower, its Subsidiaries and the other Loan Parties having an outstanding principal amount in excess of $500,000 as of March 31, 1995. During the period from March 31, 1995 to the Agreement Date, the aggregate amount of the increase, if any, in all such Indebtedness does not exceed $1,000,000. The Borrower, its Subsidiaries and the other Loan Parties have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such a default or event of default, exists with respect to any such Indebtedness.

         (h) Material Contracts. Neither the Borrower nor any of its Subsidiaries has received any notice of, or is aware of, the intent of any other party to a Material Contract to (i) terminate such Material Contract,
(ii) accelerate payment or performance thereunder or (iii) exercise its other rights or remedies under or in respect of such Material Contract, which exercise would have a Material Adverse Effect.

         (i) Litigation. Except as set forth on Schedule 6.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Borrower, any Subsidiary or any other Loan Party or any of its respective property in any court or before any arbitrator of any kind or before or by any governmental body which, if adversely determined, could have a Material Adverse Effect, and there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any Subsidiary or any other Loan Party.

         (j) Taxes. All federal, state and other tax returns of the Borrower, each Subsidiary and each other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, any Subsidiary and each Loan Party and its properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. Except as set forth on Schedule 6.1.(j), none of the United States income tax returns of the Borrower, its Subsidiaries or any other Loan Party are under audit. All charges, accruals and reserves on the books of the Borrower, each Subsidiary and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

         (k) Financial Statements. The Borrower has furnished to each Lender copies of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at July 1, 1994, and the related consolidated statements of income, retained earnings and cash flow for the Fiscal Year ending on such date, with the opinion thereon of Arthur Andersen LLP, and the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 30, 1994, and the related consolidated statements of income, retained earnings and cash flow of the Borrower and its consolidated Subsidiaries for the fiscal quarter ending on such date. All such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods. None of the Borrower nor any of its consolidated Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements. From July 1, 1994 through the Agreement Date, there has been no material adverse change in the financial condition, operations, business or prospects of the Borrower and its consolidated Subsidiaries. Each of the Borrower, its Subsidiaries and the other Loan Parties is Solvent.

         (l) ERISA. Each Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, is in compliance in all respects with, and has been administered in all respects in compliance with, the applicable provisions of ERISA, the Internal Revenue Code and any other Applicable Law except where failure to be so in compliance or to be so administered could not result in a Material Adverse Effect, and, on and as of the Agreement Date, no event or condition has occurred and is continuing as to which the Borrower would be under an obligation to furnish a report to the Lenders under Section 8.5.

         (m) Absence of Defaults. Neither the Borrower, any Subsidiary nor any other Loan Party is in default under its articles of incorporation or its bylaws, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by the Borrower, any Subsidiary or any other Loan Party under any judgment, decree or order to which the Borrower or any Subsidiary or Loan Party is a party or by which the Borrower or any Subsidiary or Loan Party or any of their respective properties may be bound, other than defaults and events of default, the exercise of rights and remedies in respect of which would not have a Material Adverse Effect.

         (n) Environmental Laws. The Borrower, its Subsidiaries and each other Loan Party has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals except for those Governmental Approvals, the failure to obtain or the failure with which to comply, could not have a Material Adverse Effect. Each of the Borrower, its Subsidiaries and each other Loan Party is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in the Environmental Laws. Except for matters which would not have a Material Adverse Effect, the Borrower is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower, its Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice or violation, investigation, or proceeding pending or, to the Borrower's knowledge, threatened, against the Borrower, its Subsidiaries and each other Loan Party relating in any way to Environmental Laws an adverse determination in respect of which would have a Material Adverse Effect.

         (o) Use of Proceeds. All proceeds of the Loans and Letters of Credit will be used only in accordance with Section 7.8.

         (p) Investment Company; Public Utility Holding Company. Neither the Borrower, nor any Subsidiary nor any other Loan Party is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended, or
(iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

         (q) Margin Stock. Neither the Company, any Subsidiary nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulations G, U and X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any such "margin stock."

         (r) Affiliate Transactions. Except as permitted by Section 9.7., neither the Borrower, any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower, any Subsidiary or other Loan Party is a party. Neither the Borrower, any Subsidiary nor any other Loan Party is a party to any agreement or arrangement which restricts or prohibits the payment of dividends or the repayment of inter-company loans by a Subsidiary to the Borrower.

         (s) Intellectual Property. Each of the Borrower, its Subsidiaries and the other Loan Parties owns, is licensed to use or otherwise has the legal right to use, all patents, trademarks, trade names, copyrights, technology, licenses, franchises, trade secrets, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the condition (financial or other), business or operations of such Person (collectively called "Intellectual Property"). All such Intellectual Property is protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. Except as disclosed in Schedule 6.1.(s), no material claim (which remains unsettled) has been asserted by any Person with respect to the use by the Borrower or any of its Subsidiaries of any Intellectual Property, or challenging or questioning the validity or effectiveness of any Intellectual Property. Except as disclosed in such Schedule, to the Borrower's knowledge, the use of such Intellectual Property by the Borrower, its Subsidiaries and the other Loan Parties, does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

         (t) Accuracy and Completeness of Information. All written information, reports and other papers and data furnished to the Agent, either Co-Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter and did not fail to state any material fact necessary in order to make the statements contained therein not misleading, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. In the case of financial projections, such projections were based on assumptions that were reasonable in light of circumstances at the time such assumptions were made; provided, however, no representation is made with respect to the ability of the Borrower and its Subsidiaries to achieve the results contained in such financial projections. No fact is known to the Borrower which has had, or is likely to have in the future (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date.

         Section 6.2.     Survival of Representations and Warranties, Etc.

         All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any Subsidiary or any other Loan Party to the Agent, either Co-Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Agent, either Co-Agent or the Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder.

                       ARTICLE VII. AFFIRMATIVE COVENANTS

         For so long as any of the Obligations remains outstanding, unpaid or unperformed, or this Agreement is in effect, the Borrower shall:

         Section 7.1.     Preservation of Existence and Similar Matters.

         Preserve and maintain, and cause each Subsidiary and each other Loan Party to preserve and maintain, its respective existence (except as otherwise permitted under Section 9.6.), rights, franchises, licenses and privileges in the jurisdiction of its formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could have a Material Adverse Effect.

         Section 7.2.     Compliance with Applicable Law.

         Comply, and cause each Subsidiary and other Loan Party to comply, with ERISA and all other Applicable Law, including the obtaining of all Governmental Approvals, if the failure to comply or obtain could have a Material Adverse Effect.

         Section 7.3.     Maintenance of Property.

         In addition to, and not in limitation of, the requirements of any of the other Loan Documents, (a) protect and preserve, and cause each Subsidiary and other Loan Party to protect and preserve, all of its material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties used in the ordinary course of its business, and (b) maintain all of its properties used or useful in the ordinary course of its business in good working order and repair, ordinary wear and tear excepted.

         Section 7.4.     Conduct of Business.

         At all times carry on, and cause its Subsidiaries and the other Loan Parties to carry on, its respective businesses in the same fields and areas as engaged in on the Agreement Date and not enter, and prohibit its Subsidiaries and the other Loan Parties from entering, into any field or area of business not otherwise engaged in as of the Agreement Date or any other field or area of business related thereto.

         Section 7.5.     Insurance.

         In addition to, and not in limitation of, the requirements of any of the other Loan Documents, maintain, and cause each Subsidiary and Loan Party to maintain, insurance with financially sound and reputable insurance companies, or maintain self-insurance programs, against such risks and in such amounts as is customarily maintained by similar businesses or, in the case of insurance, as may be required by Applicable Law.

         Section 7.6.     Payment of Taxes and Claims.

         Pay or discharge, and cause each Subsidiary and other Loan Party to pay and discharge, when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Borrower, such Subsidiary or such other Loan Party, as applicable, in accordance with GAAP.

         Section 7.7.     Visits and Inspections.

         Permit, and cause each Subsidiary and other Loan Party to permit, representatives or agents of any Lender or the Agent, from time to time, as often as may be reasonably requested during normal business hours (and so long as no Event of Default shall have occurred and be continuing, upon at least one Business Day's prior notice and at the Agent's or such Lender's expense) to do the following, subject to the provisions of Section 12.8.: (a) visit and inspect all properties of the Borrower such Subsidiary or such other Loan Party; (b) inspect and make extracts from their respective relevant books and records, and (c) discuss with its principal officers, and its independent accountants, business, assets, liabilities, financial conditions, results of operations and business prospects.

         Section 7.8.     Use of Proceeds; Letters of Credit.

         (a) Use the proceeds of Loans and the Letters of Credit only for working capital purposes, to finance Capital Expenditures and Investments of the type described in clause (a) of the definition of Investments and for other general corporate purposes; provided, however, only Facility A Loans and Letters of Credit may be used to provide credit enhancement for Commercial Paper under Section 2.13.; and (b) not use any of such proceeds or Letters of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         Section 7.9.     Additional Material Subsidiaries.

         Upon the acquisition, incorporation or other creation of a Material Subsidiary after the Agreement Date, the Borrower shall within 30 days of such acquisition, incorporation or creation deliver to the Agent each of the following in form and substance satisfactory to the Agent: (a) except as otherwise provided under Section 3.13., a Guaranty executed by such Material Subsidiary, (b) if such Material Subsidiary is a Foreign Subsidiary, a Pledge Agreement executed by the Borrower or other Subsidiary owning the capital stock of such Material Subsidiary if and to the extent required under Section 3.13., together with such capital stock and (c) the items that would have been delivered under Sections 5.1.(g), (l) through (o) and (q) if such Material Subsidiary had been one on the Agreement Date.

         Section 7.10.    Environmental Matters.

         Comply, and cause all of its Subsidiaries to comply, with all Environmental Laws except to the extent that the failure of the Borrower and its Subsidiaries to comply with any such Environmental Law would not have a Material Adverse Effect. If the Borrower, any Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower, any Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Borrower, any Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Borrower, any Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Materials or any damages caused thereby, and the events or circumstances relating to, described in or resulting in the giving of such notices, individually or in the aggregate, could have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice within 30 days after the receipt thereof by the Borrower, such Subsidiary or such Loan Party. The Borrower and the Subsidiaries shall promptly take all actions reasonably necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

                           ARTICLE VIII. INFORMATION

         For so long as any of the Obligations remains outstanding, unpaid or unperformed, or this Agreement is in effect, the Borrower shall furnish to each Lender at its Lending Office (or to only the Agent if so provided below):

         Section 8.1.     Quarterly Financial Statements.

         As soon as available and in any event within 45 days after the end of the first three fiscal quarters of each Fiscal Year of the Borrower, (a) consolidated statements of income, retained earnings and cash flow of the Borrower and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding Fiscal Year, accompanied by a certificate of the chief financial officer or treasurer of the Borrower, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments and (b) an unaudited balance sheet as at the end of such period and income statement for such period for each Material Subsidiary.

         Section 8.2.     Year-End Statements.

         As soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, (a) consolidated statements of income, retained earnings and cash flow of the Borrower and its consolidated Subsidiaries for such Fiscal Year and the related consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding Fiscal Year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries as at the end of, and for, such Fiscal Year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default and (b) an unaudited balance sheet as at the end of such period and income statement for such period for each Material Subsidiary.

         Section 8.3.     Compliance Certificate.

         At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate executed by the Borrower's treasurer or chief financial officer (a) setting forth in reasonable detail the calculations required to establish whether or not the Borrower, and when appropriate its consolidated Subsidiaries, were in compliance with the covenants contained in Sections 9.1., 9.2., 9.3., 9.5. and 9.6. as of the end of the applicable fiscal quarter or Fiscal Year; (b) the Consolidated Funded Debt/EBITDA Ratio for the Four-Quarter Period ending as of the date of such financial statements and the calculations of such ratio in reasonable detail and (c) stating that no Default or Event of Default has occurred and is continuing, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken or proposed to be taken by the Borrower with respect to these.

         Section 8.4.     Notice of Litigation and Other Matters.

         Prompt notice of:

         (a) to the extent the Borrower is aware of the same, the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower, any Subsidiary or any other Loan Party or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could have a Material Adverse Effect;

         (b) any change in the President, Chief Financial Officer or Chief Executive Officer of the Borrower, any Material Subsidiary or any other Loan Party or of the Chief Technical Officer of the Borrower and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any Subsidiary or any other Loan Party which has had or may have a Material Adverse Effect;

         (c)     the occurrence of any Default or Event of Default;

         (d) any order, judgment or decree in excess of $10,000,000 having been entered against the Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets;

         (e) the acquisition, incorporation or other creation of any Subsidiary, the purpose for such Subsidiary and the nature of the assets and liabilities thereof;

         (f) the proposed sale, transfer or other disposition of any material assets of the Borrower, any Subsidiary or any other Loan Party to any other Subsidiary, Affiliate or other Person; and

         (g) any strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any Subsidiary or any other Loan Party.

         Section 8.5.     ERISA.

         To the Agent as soon as possible, and in any event within 10 Business Days after the Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by the chief financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

         (a) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Internal Revenue Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with
Section 412(d) of the Internal Revenue Code); and any request for a waiver under Section 412(d) of the Internal Revenue Code for any Plan;

         (b) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Plan under Section 4041(c) of ERISA;

         (c) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

         (d) the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

         (e) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce
Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

         (f)     the adoption of an amendment to any Plan that, pursuant to
Section 401 (a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections.

         The Borrower shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, Internal Revenue Code, and all other Applicable Laws, and the regulations and interpretations thereunder other than to the extent that Borrower is in good faith contesting by appropriate proceedings the validity or implication of any such provision, law, rule, regulation or interpretation.

         Section 8.6.     Copies of Other Reports.

         (a) Promptly upon receipt thereof, a copy of any management report submitted to the Borrower by its independent public accountants in connection with the review of the Borrower's financial statements;

         (b) Promptly upon their becoming available, copies of all financial statements or other financial information, all registration statements and other periodic or special reports, if any, which the Borrower shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange other than
(i) any registration statement on Form S-8 (or its equivalent) filed under the Securities Act and (ii) any supplemental listing application filed with any securities exchange; and

         (c) Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

         Section 8.7.     Other Information.

         From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, its Subsidiaries and the other Loan Parties as any Lender or the Agent may reasonably request. The rights of the Lenders and the Agent under this Section are in addition to and not in limitation of their rights under any other provision of this Agreement or any of the other Loan Documents.

                         ARTICLE IX. NEGATIVE COVENANTS

         For so long as any of the Obligations remains outstanding, unpaid or unperformed, or this Agreement is in effect, the Borrower shall not, directly or indirectly:

         Section 9.1.     Financial Covenants.

         Permit at any time:

         (a) Maximum Leverage Ratio. The ratio of (i) Total Indebtedness at such time to (ii) Consolidated EBITDA for the Four-Quarter Period ending on the date of determination to exceed 3.00 to 1.00.

         (b) Minimum Fixed Charge Coverage Ratio. The ratio of (i) (A) Consolidated EBITDA for the Four-Quarter Period ending on the date of determination plus (B) Consolidated Operating Lease Expense for such Four-Quarter Period minus (C) all Capital Expenditures made during such Four-Quarter Period to (ii) (A) Consolidated Interest Expense for such Four-Quarter Period plus (B) dividends declared by the Borrower (whether or not paid) during such Four-Quarter Period plus (C) Consolidated Operating Lease Expense for such Four-Quarter Period plus (D) Consolidated Current Maturities for the Four-Quarter Period beginning on the date of determination, to be less than the applicable ratio set forth below:

                        Four-Quarter Period ending      Minimum Fixed Charge
                        --------------------------      --------------------
                            during Fiscal Year             Coverage Ratio
                            ------------------             --------------
                                   1995                     2.00 to 1.00
                                   1996                     2.50 to 1.00
                           1997 and thereafter              3.00 to 1.00

         Section 9.2.     Indebtedness.

         Create, incur, assume or suffer to exist, or permit any Subsidiary or other Loan Party to create, incur, assume or suffer to exist, any Indebtedness other than the following:

         (a)     the Obligations;

         (b) Indebtedness set forth on Schedule 6.1.(g) and any extension, renewal or replacement of such Indebtedness that is on at least as favorable terms (adjusted for market conditions at the time of such extension, renewal or replacement) and that does not increase the aggregate principal amount of such Indebtedness;

         (c) Indebtedness owing by (i) the Borrower to any Subsidiary in any amount, (ii) the Material Subsidiaries to the Borrower in any amount and
(iii) Subsidiaries that are not Material Subsidiaries to the Borrower in an aggregate outstanding amount not to exceed 10% of Consolidated Tangible Net Worth at any time; provided, however, any Indebtedness in an aggregate amount in excess of $5,000,000 owing by a Subsidiary that is not a Material Subsidiary to the Borrower or any Material Subsidiary that is not a Foreign Corporation shall be evidenced by a promissory note which must be pledged to the Agent as security for the obligations of the Borrower or such Material Subsidiary under the Loan Documents to which it is a party;

         (d) Indebtedness in respect of Commercial Paper issued by the Borrower under a Commercial Paper Program for which the Agent and Lenders are providing credit enhancement as contemplated by Section 2.13.;

         (e) Indebtedness incurred as a result of endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

         (f) Other Indebtedness of the Borrower and its Subsidiaries (including any Subsidiary that is acquired by (or merged or consolidated into) the Borrower or a Subsidiary after the Agreement Date) in an aggregate amount not to exceed $200,000,000 at any time outstanding; provided, however, that:

                 (A) The incurrence of any such Indebtedness would not result in a violation of any term of this Agreement or any other Loan Document, including without limitation, Section 9.1. hereof, or otherwise result in a Default or Event of Default;

                 (B) Such other Indebtedness (including Indebtedness in respect of Standby letters of credit) of the Borrower and its Material Subsidiaries shall not exceed $175,000,000 in the aggregate at any one time outstanding and shall be pari passu in right of repayment with the Obligations;

                 (C) Such other Indebtedness of Subsidiaries that are not Material Subsidiaries shall not exceed $50,000,000 in the aggregate at any one time outstanding; and

                 (D) Such other Indebtedness (1) secured by Purchase Money Liens, (2) constituting Capitalized Lease Obligations and (3) assumed by the Borrower or any Subsidiary in connection with any transaction of merger or consolidation with any Person or in connection with the acquisition by the Borrower or a Subsidiary of all or substantially all of the assets constituting the business or a division or operating unit of a Person and which such assumed Indebtedness is secured by a Lien on assets acquired in connection with such merger, consolidation or acquisition, shall not exceed $50,000,000 in the aggregate at any one time outstanding.

         Section 9.3.     Investments; Acquisitions.

         (i) Acquire or purchase, or permit any Subsidiary to acquire or purchase, all or substantially all of the assets constituting the business or a division or operating unit of any Person or (ii) acquire, make or purchase, or permit any Subsidiary to acquire, make or purchase, any Investment or (iii) permit any Investment of the Borrower or any Subsidiary to be outstanding on and after the Agreement Date other than the following:

         (a) Investments in Subsidiaries in existence on the Agreement Date and disclosed on Schedule 6.1.(b), together with any increases in such Investments after the Agreement Date in Material Subsidiaries;

         (b)     Investments that constitute Indebtedness permitted under
Section 9.2.;

         (c) Loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices not to exceed $10,000,000 in the aggregate at any one time;

         (d) Investments in "Eligible Investments" described in, and in accordance with, the Borrower's Cash Investment Policy, a copy of which as in effect on the Agreement Date is attached as Exhibit M, as such Cash Investment Policy is amended or otherwise modified from time to time on terms not inconsistent with the Cash Investment Policy as currently in effect;

         (e) Acquisitions or purchases by the Borrower or any Material Subsidiary of all or substantially all of the assets constituting the business or a division or operating unit of any Person, and the making of Investments in Material Subsidiaries which Investments are not otherwise subject to any of the preceding subsections; provided, however, that during any Fiscal Year, (A) the amount of cash paid, together with the fair market value of all other assets (excluding assets of the type described in the following clause (B)) conveyed, by the Borrower and its Material Subsidiaries in consideration for such acquisitions, purchases and Investments shall not exceed $150,000,000 in the aggregate and (B) the market value of all capital stock, warrants and options to acquire capital stock, of the Borrower conveyed by the Borrower in consideration for such acquisitions, purchases and Investments shall not exceed $400,000,000 in the aggregate; provided, further, however, neither the Borrower nor any Material Subsidiary shall effect any one such acquisition, purchase or Investment (or series of related acquisitions, purchases or Investments) without the prior written consent of the Requisite Lenders if the market value of the capital stock, warrants and options to acquire capital stock, of the Borrower to be conveyed by the Borrower in consideration for such acquisition, purchase or Investment equals or exceeds $300,000,000 in the aggregate; and

         (f) Acquisitions or purchases by any Subsidiary that is not a Material Subsidiary of all or substantially all of the assets constituting the business or a division or operating unit of any Person, and the making by the Borrower or any Subsidiary after the Agreement Date of Investments in Persons that are not Material Subsidiaries; provided, however, (A) the aggregate consideration paid (excluding any Indebtedness assumed in connection with such acquisition, purchase or Investment) for such acquisitions, purchases and Investments and (B) the aggregate amount of increases after the Agreement Date in Investments in such Persons that are not Material Subsidiaries existing as of the Agreement Date, shall not exceed $100,000,000 in the aggregate during any Fiscal Year and $300,000,000 during the term of this Agreement. If after the Agreement Date, (x) any Person that is not a Material Subsidiary the Investment in which is subject to the limitations of this subsection shall become a Material Subsidiary and the Loan Documents required to be delivered under Section 7.9. are so delivered or (y) the Borrower, at its election, delivers the Loan Documents that would be required to be delivered under Section 7.9. if such Person were a Material Subsidiary, then the Investment in, and any increase therein, such Person shall be excluded from the limitations of this subsection.

All cash, the market value of all capital stock, warrants and options to acquire capital stock, of the Borrower and the fair market value of all other assets conveyed by the Borrower as consideration for any transaction of merger or consolidation effected by the Borrower or a Subsidiary and which is permitted under Section 9.6.(vii), shall be included in determinations of the Borrower's compliance with the immediately preceding subsections (e) and (f).

         Section 9.4.     Liens; Agreements Regarding Liens; Other Matters.

         (a) Create, assume, incur or permit or suffer to exist, or permit any Subsidiary to create, assume, incur or permit or suffer to exist, any Lien upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired, other than Permitted Liens;

         (b) Enter into or assume any agreement (other than the Loan Documents), or permit any Subsidiary to enter into or assume any agreement (other than the Loan Documents), prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired; or

         (c) Create or otherwise cause or suffer to exist or become effective, or permit any Subsidiary to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by the Borrower or any Subsidiary of the Borrower; (ii) pay any Indebtedness owed to the Borrower or any other Subsidiary; (iii) make loans or advances to the Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary.

         Section 9.5.     Dividends and Other Restricted Payments.

         Except for dividends or other distributions in respect of capital stock payable solely in shares of such capital stock and dividends or other distributions payable by any Subsidiary to the Borrower or any of its other Subsidiaries, declare, make or pay, or incur any liability to declare, make or pay, and shall not permit any Subsidiary to declare, make or pay, or to incur any liability to declare, make or pay, any Restricted Payment if a Default or Event of Default (a) shall have occurred and be continuing or (b) would result after giving effect thereto.

         Section 9.6. Merger, Consolidation, Sales of Assets and Other Arrangements.

         (a) Enter into, or permit any Subsidiary or other Loan Party to enter into, any transaction of merger or consolidation with any Person; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary or other Loan Party to do any of the foregoing; or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or assets, including capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired or permit any Subsidiary or other Loan Party to do any of the foregoing; provided, however, that:

                 (i) Subsidiaries of the Borrower may merge or consolidate with the Borrower and with other Subsidiaries of the Borrower;

                 (ii) a Subsidiary may sell, transfer or dispose of its assets to the Borrower or another Subsidiary of the Borrower;

                 (iii) the Borrower, its Subsidiaries and the other Loan Parties may sell inventory in the ordinary course of business;

                 (iv) the Borrower may sell its accounts receivable on a non-recourse basis in an aggregate amount not to exceed $100,000,000 at any time;

                 (v) the Borrower and its Subsidiaries may, during any Fiscal Year, sell, transfer or otherwise dispose of assets (excluding the capital stock of any Subsidiary) having an aggregate book value in an amount not to exceed 10% of the total book value of the assets of the Borrower and its Subsidiaries taken as a whole;

                 (vi) the Borrower and its Subsidiaries may, during any Fiscal Year, enter into sale and leaseback transactions covering fixed or capital property which collectively cover property having an aggregate fair market value, as determined for each item of property at the time such property became the subject of such a transaction, not in excess of 10% of the total book value of the assets of the Borrower and its Subsidiaries taken as a whole; and

                 (vii) the Borrower or any Subsidiary may merge or consolidate with any other corporation, provided that (A) the Borrower or such Subsidiary shall be the continuing or surviving corporation or the surviving corporation becomes thereby a wholly-owned Subsidiary and (B) if instead of the Borrower or such Subsidiary merging or consolidating with such corporation, the Borrower were to acquire all of the issued and outstanding capital stock of such corporation, such acquisition would be permitted under Section 9.3., and in each case, immediately prior to such merger or consolidation and immediately after such merger or consolidation and after giving effect thereto, no Default or Event of Default is or would be in existence.

         Section 9.7.     Transactions with Affiliates.

         Permit to exist or enter into, and will not permit any of its Subsidiaries or any of the other Loan Parties to enter into or permit to exist, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms which terms, upon written request will be disclosed to the Agent and the Lenders, and are no less favorable to the Borrower, such Subsidiary or other Loan Party than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate.

         Section 9.8.     Hedging Obligations

         Create, incur, assume or suffer to exist, or permit any Subsidiary or other Loan Party to create, incur, assume or suffer to exist, any Hedging Obligations other than the following:

         (a) Hedging Obligations under Interest Rate Agreements for notional amounts not to exceed $300,000,000 in the aggregate at any one time;

         (b) Hedging Obligations under foreign currency exchange agreements, forward contracts and other foreign currency transactions that are intended to hedge identifiable foreign currency exposures consistent with the practice of the Borrower and its Subsidiaries as of the Agreement Date; and

         (c) Hedging Obligations under commodity swap or option arrangements or other forward commodities contracts for notional amounts not to exceed $50,000,000 in the aggregate at any one time.

                               ARTICLE X. DEFAULT

         Section 10.1.    Events of Default.

         Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

         (a) Default in Payment. (i) The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation or (ii) the Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document and such failure shall continue for a period of 5 days or
(iii) any other Loan Party shall fail to pay when due any payment Obligation owing by such Loan Party under any Loan Document to which it is a party.

         (b) Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in
Article IX. or Section 8.4.(c) or (ii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure referred to in this clause (ii) shall continue for a period of 30 days after the earlier of
(x) the date upon which the Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.

         (c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Loan Party, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made.

         (d)     Indebtedness Cross-Default.

                 (i) The Borrower or any other Loan Party shall fail to pay when due and payable the principal of, or interest on, any Indebtedness other than the Loans having an aggregate outstanding principal amount of $10,000,000 or more and such failure shall continue beyond any applicable cure periods; or

                 (ii) the maturity of any such Indebtedness shall have (x) been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Indebtedness or (y) been required to be prepaid prior to the stated maturity thereof; or

                 (iii) any other event shall have occurred and be continuing beyond any applicable cure periods which, would permit any holder or holders of such Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Indebtedness or require any such Indebtedness to be prepaid prior to its stated maturity.

         (e) Voluntary Bankruptcy Proceeding. The Borrower, any Subsidiary or any other Loan Party shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

         (f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any Subsidiary or any other Loan Party, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of sixty consecutive calendar days, or an order granting the relief requested in such case or proceeding against the Borrower, such Subsidiary or Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

         (g) Litigation. The Borrower or any other Loan Party shall disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document.

         (h) Judgment. A judgment or order for the payment of money not adequately covered by insurance as to which the insurance company has acknowledged coverage in writing shall be entered against the Borrower or any Loan Party by any court or other tribunal which exceeds, individually or together with all other such judgments or orders entered against the Borrower and the Loan Parties, $10,000,000 in amount (or which shall otherwise have a Material Adverse Effect) and such judgment or order shall continue for a period of 30 days without being stayed or dismissed through appropriate appellate proceedings.

         (i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $10,000,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days;

         (j) ERISA. (i) Any Termination Event with respect to a Plan (other than a Plan that is terminated under Section 4041(b) of ERISA) shall occur;
(ii) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA) for which a waiver has not been obtained in accordance with the applicable provisions of the Internal Revenue Code and ERISA and which has resulted in the imposition of a Lien under Section 302(f) of ERISA; or (iii) the Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from the Borrower's complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan.

         (k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

         (l) Change of Control. (i) If any Person (or two or more Persons acting in concert) shall acquire "beneficial ownership" within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, of capital stock or securities of the Borrower representing 20.0% or more of the aggregate voting power of all classes of capital stock and securities of the Borrower or
(ii) during any twelve-month period (commencing both before and after the

Agreement Date), individuals who at the beginning of such period were directors of the Borrower shall cease for any reason (other than death or mental or physical disability) to constitute a majority of the board of directors of the Borrower.

         (m) Suspension of Business. The cessation or substantial curtailment of revenue producing activities of the Borrower, any Subsidiary or any other Loan Party shall occur (whether as a result of strike, lockout, labor dispute, embargo, condemnation, force majeure or otherwise) and continue for a period in excess of 20 consecutive days beyond the coverage period of any applicable business interruption insurance, and the occurrence or continuance of which could have a Material Adverse Effect.

         Section 10.2.    Remedies Upon Event of Default.

         Upon the occurrence of an Event of Default the following provisions shall apply:

         (a)     Acceleration; Termination of Commitments.

                 (i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (A)(1) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of the Event of Default and (3) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders, the Co-Agents and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) the Commitments shall immediately and automatically terminate.

                 (ii) Optional. If any other Event of Default shall have occurred and be continuing, the Requisite Lenders may direct the Agent to, and the Agent if so directed shall: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of the Event of Default and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders, the Co-Agents and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Commitments.

         (b) Loan Documents. The Requisite Lenders may direct the Agent to, and, subject to the terms hereof, the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

         (c) Applicable Law. The Agent may, at the direction of the Requisite Lenders, exercise all other rights and remedies it may have under any Applicable Law.

         Section 10.3.    Remedies Upon Default.

         Upon the occurrence of a Default specified in Sections 10.1.(e) or 10.1.(f), the Commitments shall immediately and automatically terminate. Upon the occurrence of a Default specified in Section 10.1.(a), the Requisite Lenders may direct the Agent to, and the Agent if so directed shall, terminate the Commitments.

         Section 10.4.    Performance by Agent.

         If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent, either Co-Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

         Section 10.5.    Rights Cumulative.

         The rights and remedies of the Agent, the Co-Agents and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent, the Co-Agents and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

         Section 10.6.    Application of Proceeds After Default.

         If an Event of Default shall have occurred and be continuing and the Loans and other Obligations have been accelerated under Section 10.2. or otherwise, all payments received by the Agent hereunder or under any other Loan Documents shall be applied in satisfaction of the Obligations in the following order:

         (a) To Obligations then owing under Sections 3.6., 12.2. and 12.9. to the Lenders and the Agent pro rata in accordance with the amount of such Obligations then owing to the Agent and each Lender;

         (b) To all accrued and unpaid interest on the Loans and other Obligations pro rata in accordance with the amounts of such interest;

         (c) To all outstanding principal of the Loans and other Obligations pro rata in accordance with the amounts of such principal; and

         (d) To be held by the Agent as cash collateral as provided in any applicable Letter of Credit Document for application to any Reimbursement Obligations that may arise in respect of any Letters of Credit then outstanding.


                             ARTICLE XI. THE AGENT

         Section 11.1.    Authorization and Action.

         Each Lender hereby appoints and authorizes the Agent to take such action as agent on such Lender's behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms and thereof, together with such powers as are reasonably incidental thereto. The powers of attorney set forth hereinabove shall be irrevocable and coupled with an interest. The relationship between the Agent and the Lenders shall be that of principal and agent only and nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to each Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

         Section 11.2.    Agent's Reliance, Etc.

         Neither the Agent, nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent;
(b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) make no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such Collateral; and
(f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

         Section 11.3.    Notice of Defaults.

         The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on Loans, Reimbursement Obligations or of Fees) unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a "notice of default." If any Lender becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a "notice of default." Further, if the Agent receives such a "notice of default", the Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment).

         Section 11.4.    NationsBank as Lender.

         NationsBank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include NationsBank in each case in its individual capacity. NationsBank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any of its affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

         Section 11.5.    Lender Credit Decision, Etc.

         Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or other Person to such Lender and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates.

         Section 11.6.    Indemnification of Agent.

         Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender's respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent's gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Requisite Lenders unless such failure is pursuant to the advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing sentence, but subject to the proviso contained therein, each Lender agrees to reimburse the Agent promptly upon demand for such Lender's ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent's own choosing) incurred by the Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any "lender liability" suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws, to the extent that the Agent is not reimbursed for such expenses by the Borrower. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.

         Section 11.7.    Collateral Matters.

         (a) The Agent is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

         (b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; or (ii) if approved, authorized or ratified in writing by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section.

         (c) The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

         Section 11.8.    Successor Agent.

         The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. In the event of a material breach of its duties hereunder, the Agent may be removed as Agent under the Loan Documents at any time by the

Requisite Lenders and the Borrower upon 30 day's prior notice. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within thirty days after the resigning Agent's giving of notice of resignation or the Requisite Lenders' removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having combined capital and surplus of at least $10,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any resigning Agent's resignation or removal hereunder as Agent, the provisions of this Article XI. shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                           ARTICLE XII. MISCELLANEOUS

         Section 12.1     Notices.

         Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

         If to the Borrower:

                 Scientific-Atlanta, Inc.
                 Corporate Office
                 One Technology Parkway, South
                 Norcross, Georgia  30092-2967
                 Attention:  General Counsel
                 Telecopy Number:        (404) 903-4751
                 Telephone Number:       (404) 903-4623

         If to the Agent:

                 NationsBank of Georgia,
                   National Association
                 c/o NationsBank Corporation
                 101 North Tryon Street, NC 1-001-15-04
                 Charlotte, North Carolina 28255-0001
                 Attention:  Melissa Mullis
                 Telecopy Number:        (704) 386-9923
                 Telephone Number:       (704) 386-2881

         If to a Lender, to such Lender's address or telecopy number, as applicable, set forth on the then current Annex I.

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or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective only when actually received. The terms of any notice given by telephone shall control over the terms of a subsequent written confirmation of such notice. Neither the Agent, nor any Lender shall incur any liability to the Borrower
(nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent believes in good faith to have been given by a person authorized to deliver such notice or for otherwise acting in good faith under hereunder.

         Section 12.2.    Expenses.

         The Borrower will pay all present and future expenses of the Agent in connection with the negotiation, preparation, execution, delivery and administration (including out-of-pocket costs and expenses incurred in connection with the assignment of Commitments pursuant to Section 12.6.(d)) of this Agreement, the Notes and each of the other Loan Documents, whenever the same shall be executed and delivered, including the reasonable fees and disbursements of each special and local counsel retained by the Agent. Further, the Borrower shall pay all future expenses of the Agent and each of the Lenders in connection with:

         (a) the negotiation, preparation, execution and delivery of any waiver, amendment or consent by the Agent or any Lender relating to this Agreement, the Notes or any of the other Loan Documents;

         (b) any restructuring, refinancing or "workout" of the transactions contemplated by this Agreement, the Notes and the other Loan Documents, or any material amendment to the terms of this Agreement or any other Loan Document, including the reasonable fees and disbursements of counsel to the Agent or to any Lender;

         (c) the collection or enforcement of the obligations of the Borrower or any Loan Party under this Agreement or any other Loan Document including the reasonable fees and disbursements of counsel to the Agent or to any Lender if such collection or enforcement is done by or through an attorney;

         (d) prosecuting or defending any claim in any way arising out of, related to, or connected with this Agreement or any of the other Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel to the Agent or to any Lender and of experts and other consultants retained by the Agent or any Lender;

         (e) the exercise by the Agent or any Lender of any right or remedy granted to it under this Agreement, the Notes or any of the other Loan Documents including the reasonable fees and disbursements of counsel to the Agent or any Lender if such exercise is done by or through any attorney;

         (f) costs and expenses incurred by the Agent or any Lender in appraising, selling, preparing for sale and advertising to sell any Collateral, whether or not a sale is consummated; and

         (g) to the extent not already covered by any of the preceding subsections, any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), and the fees and disbursements of counsel to the Agent and any Lender incurred in connection with the representation of the Agent or such Lender in any matter relating to or arising out of any such proceeding including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower, whether proposed by the Borrower, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

As used in this Section and in Section 12.9., the term "reasonable fees" of legal counsel shall mean the reasonable fees of such legal counsel actually incurred without reference to any statutory definition of such term.

         Section 12.3.    Stamp, Intangible and Recording Taxes.

         The Borrower will pay any and all stamp, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents or the perfection of any rights or Liens thereunder.

         Section 12.4.    Setoff.

         Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent is hereby authorized by the Borrower, at any time or from time to time, without any prior notice to the Borrower or any notice to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent or any affiliate of the Agent, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not the Requisite Lenders shall have declared any or all of the Loans and all other Obligations to be due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured. The Agent agrees to give the Borrower prompt notice after the exercise by the Agent of such right of set-off but the failure of the Agent to give such notice shall not effect the validity of any such set-off.

         Section 12.5.    Litigation and Certain Waivers.

         (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT, EITHER CO-AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, EACH CO-AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT, EITHER CO-AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE.

         (b) THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

         Section 12.6.    Successors and Assigns.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

         (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

         (c) Any Lender may at any time grant to one or more banks or other financial institutions (each a "Participant") participating interests in its Commitments or the Obligations owing to such Lender; provided, however, no Lender may grant a participating interest in its Commitments, or if the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in an amount less than $10,000,000. Except as otherwise provided in Section 12.4., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender's Commitments, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) any release of all or substantially all of the Collateral. An assignment or other transfer which is not permitted by subsection (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). The selling Lender shall notify the Agent and the Borrower of the sale of any participation hereunder and the terms thereof.

         (d) Any Lender may with the prior written consent of the Agent and the Borrower (which consent, in each case, shall not be unreasonably withheld) assign to one or more banks or other financial institutions (each an "Assignee") all or a portion of its Commitments and its other rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower or the Agent shall be required in the case of any assignment to another Lender or any affiliate of such Lender or another Lender;
(ii) any partial assignment shall be in an aggregate amount of Commitments at least equal to $25,000,000, except for partial assignments from any Lender to another Lender which may be in an aggregate amount of at least $5,000,000;
(iii) any partial assignment must be of proportionate amounts of the transferor Lender's Facility A Commitment and Facility B Commitment; (iv) any Lender assigning all of its Commitments must also assign all of its Bid Rate Loans to the Assignee; (v) any assignment by a Lender of any of its Facility A Commitment and its Facility B Commitment must be to the same Assignee and (vi) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with the Commitments as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment (including any assignment by one Lender to another Lender, but excluding any assignment by the Agent in its capacity as a Lender), the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,000.

         (e) The Agent shall maintain a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of each Lender from time to time (the "Register"). The Agent shall give each Lender notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment (the "Surrendered Note"), the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register, and (iii) revise the information set forth on Annex I to reflect the effect of such Assignment and Acceptance Agreement, and distribute a copy of such revised Annex I to each Lender and the Borrower. Failure of the Agent to so distribute a revised Annex I shall not relieve or modify the obligations of the Borrower, the other Loan Parties or the Lenders owing to the Agent hereunder.

         (f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

         (g) A Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants).

         (h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries.

         (i) Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

         Section 12.7.    Amendments.

         Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any Loan Party or Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower). Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the

Lenders, do any of the following: (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations; (iii) reduce the amount of any Fees payable hereunder; (iv) postpone any date fixed for any payment of any principal of, interest on, or Fees with respect to, any Loans or any other Obligations; (v) change the Commitment Percentages; (vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section or (vii) modify the definition of the term "Requisite Lenders" or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof. Further, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Further, no Collateral shall be released or disposed of by the Agent unless all of the Lenders so direct the Agent or unless released or disposed of as permitted by, and in accordance with
Section 11.7. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of any Lender, either Co-Agent or the Agent in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. In addition, the Borrower, the Co-Agents and the Lenders hereby authorize the Agent to modify this Agreement by unilaterally amending or supplementing Annex I from time to time in the manner requested by the Borrower, the Agent or any Lender in order to reflect any assignments or transfers of the Commitments as provided for hereunder; provided, however, that the Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender as requested by such party.

         Section 12.8.    Confidentiality.

         Except as otherwise provided by Applicable Law, the Agent, each Co-Agent, each Participant and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure (subject to the terms of any nondisclosure agreement executed pursuant to the next sentence but except as may be required under Applicable Law): (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Commitments or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required by any Governmental Authority or representative thereof or pursuant to legal process; (d) to the Agent's, such Co-Agent's or such Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information and agree to maintain it in confidence); and (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent, the Co-Agents or the Lenders of rights hereunder or under any of the other Loan Documents. Prior to disclosure to the Agent, any Lender, or any of their officers, agents, legal counsel or accountants, by the Borrower or any of its Subsidiaries of any of the Borrower's or such Subsidiary's proprietary information, the Agent and each Lender agrees to execute and deliver, and to cause any such officer, agent, legal counsel or accountant to whom such proprietary information is to be disclosed to execute and deliver, a non-disclosure agreement substantially in the form of Exhibit L.

         Section 12.9.    Indemnification.

         (a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, reasonable amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) (the foregoing items referred to herein as "Claims and Expenses") incurred by an Indemnified Party arising out of or by reason of any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an "Indemnity Proceeding") which arise out of, or are in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent's or any Lender's entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower and the Subsidiaries; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and the Subsidiaries and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any Collateral or the exercise of any other rights of a secured party; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subparagraph (viii) that constitute gross negligence or willful misconduct; (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by the Internal Revenue Service or state taxing authority or any Indemnity Proceeding commenced by any Governmental Authority or other Person under any Environmental Law including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws.

         (b) This indemnification shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

         (c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

         (d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

         (e) If a claim is to be made by an Indemnified Party under this Section, the Indemnified Party shall give written notice to the Borrower promptly after the Indemnified Party receives actual notice of any Claims and Expenses incurred or instituted for which the indemnification is sought. If requested by the Borrower in writing, and so long as no Event of Default shall have occurred and be continuing, the Borrower may, at its election, conduct the defense of any such Indemnified Proceeding to the extent such contest may be conducted in good faith on legally supported grounds. If any lawsuit or enforcement action is filed against any Indemnified Party entitled to the benefit of indemnity under this Section, written notice thereof shall be given to the Borrower as soon as practicable (and in any event within 15 days after the service of the citation or summons). Notwithstanding the foregoing, the failure so to notify the Borrower as provided in this Section will relieve the Borrower from liability hereunder only if and to the extent that such failure results in the forfeiture by the Borrower of substantive rights and defenses. After such notice, the Borrower shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage counsel of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the Borrower's cost, risk and expense; provided, however, that the Borrower and its counsel shall proceed with diligence and in good faith with respect thereto. If (i) the engagement of such counsel by the Borrower would present a conflict of interest which would prevent such counsel from effectively defending such action on behalf of the Indemnified Party, (ii) the defendants in, or targets of, any such lawsuit or action include both the Indemnified Party and Borrower, and the Indemnified Party reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the Borrower, (iii) the Borrower fails to assume the defense of the lawsuit or action or to employ counsel reasonably satisfactory to such Indemnified Party, in either case in a timely manner, or (iv) an Event of Default shall occur and be continuing, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Borrower will pay the reasonable fees and disbursements of such counsel; provided, however, that each Indemnified Party shall endeavor, but shall not be obligated, in connection with any matter covered by this Section which also involves other indemnitees, to use reasonable efforts to avoid unnecessary duplication of efforts by counsel for all indemnities. The Indemnified Party shall cooperate (with all Claims and Expenses associated therewith to be paid by the Borrower) in all reasonable respects with the Borrower and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and the Indemnified Party may participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified
Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnified Proceeding, then such Indemnified Party shall not settle or compromise any such Indemnified Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and shall only settle or compromise any such Indemnified Proceeding on reasonable terms.

         (f) If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

         (g) The Borrower's obligations hereunder are in addition to, and not in substitution of, any of its other obligations set forth in this Agreement or any of the other Loan Documents to which it is a party.

         Section 12.10.   Survival.

         Notwithstanding any termination of this Agreement, or of the other Loan Documents, the indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 11.6., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, the waivers of jury trials contained in Section 12.5., shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

         Section 12.11.   Titles and Captions.

         Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         Section 12.12.   Severability of Provisions.

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 12.13.   GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

         Section 12.14.   Counterparts.

         This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

         Section 12.15.   Obligations with Respect to Loan Parties.

         The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

         Section 12.16.   Limitation of Liability.

         Neither the Agent, nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent's or any Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions financed hereby. Except as specifically provided in this Agreement and in the other Loan Documents, neither the Borrower, nor any affiliate, officer, director, employee, attorney, or agent of the Borrower shall have any liability with respect to, and each of the Agent and the Lenders hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Agent or any Lender in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents. Each of the Agent and the Lenders hereby waives, releases, and agrees not to sue the Borrower or any of the Borrower's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.


                        [Signatures on Following Pages]

         IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

                             SCIENTIFIC-ATLANTA, INC.


                             By: /s/ Harvey A. Wagner
                                 ------------------------------------------
                                  Name:  Harvey A. Wagner
                                  Title:  Senior Vice President, Finance, Chief
                                        Financial Officer and Treasurer


                             NATIONSBANK OF GEORGIA, NATIONAL
                               ASSOCIATION, individually and as Agent


                             By: /s/ James S. Scully
                                 ------------------------------------------
                                  Name:  James S. Scully
                                  Title:  Vice President


                             THE BANK OF NEW YORK, individually and as
                               Co-Agent


                             By: /s/ Gregory L. Batson
                                 ------------------------------------------
                                  Name: Gregory L. Batson
                                  Title: Vice President


                             ABN AMRO BANK N.V., acting through its Atlanta
                               Agency, individually and as Co-Agent


                             By: /s/ Steven Hipsman
                                 ------------------------------------------
                                  Name: Steven Hipsman
                                  Title: Vice President


                             By:/s/ Adam Greene
                                 ------------------------------------------
                                  Name: Adam Greene
                                  Title: Vice President


                      [Signatures Continued on Next Page]

                [SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF
                  MAY 11, 1995 WITH SCIENTIFIC-ATLANTA, INC.]


                             AUSTRALIA AND NEW ZEALAND
                               BANKING GROUP LIMITED



                             By: /s/ Pamela Couch
                                 ------------------------------------------
                                  Name: Pamela Couch
                                  Title: Vice President


                             WACHOVIA BANK OF GEORGIA, N.A.


                             By: /s/ Karen H. McClain
                                 ------------------------------------------
                                  Name: Karen H. McClain
                                  Title: Vice President


                             TORONTO DOMINION (TEXAS), INC.


                             By: /s/ Frederic B. Hawley
                                 ------------------------------------------
                                  Name: Frederic Hawley
                                  Title: Vice President


                             THE BANK OF TOKYO LIMITED,
                               ATLANTA AGENCY


                             By: /s/ Gary England
                                 ------------------------------------------
                                  Name: Gary England
                                  Title: Vice President and Manager

                                    ANNEX I

            LIST OF LENDERS, COMMITMENT AMOUNTS AND LENDING OFFICES

NATIONSBANK OF GEORGIA, NATIONAL
  ASSOCIATION

Lending Office (all Types of Loans):                 Initial Facility A Commitment Amount:
--------------                                       ------------------------------------

600 Peachtree Street, 21st Floor                     $42,500,000
Atlanta, Georgia  30308
                                                     Initial Facility B Commitment Amount:
                                                     ------------------------------------

                                                     $42,500,000

Wiring Instructions:

To:   NationsBank of Georgia, N.A., Atlanta,
         Georgia
      Attention: Corporate Credit Support
      ABA #061000052
      Reference:  Scientific-Atlanta, Inc.
      Account: 10101366219970

THE BANK OF NEW YORK

Lending Office (all Types of Loans):                 Initial Facility A Commitment Amount:
--------------                                       ------------------------------------

1 Wall Street                                        $27,500,000
New York, New York 10286
Attention:  Gregory Batson                           Initial Facility B Commitment Amount:
                                                     ------------------------------------
Telecopier:    (212) 635-6434
Telephone:     (212) 635-6898                        $27,500,000

Wiring Instructions:

To:   The Bank of New York
      1 Wall Street (22N)
      New York, New York 10286
ABA #021000018
      Account No.: GLA 111-556
      Attention: Lorna O. Alleyne, AVP

ABN AMRO BANK N.V., ACTING THROUGH
  ITS ATLANTA AGENCY

Lending Office (all Types of Loans):                 Initial Facility A Commitment Amount:
--------------                                       ------------------------------------

Suite 1200, One Ravinia Drive                        $25,000,000
Atlanta, Georgia  30346
Attention:  Adam Greene                              Initial Facility B Commitment Amount:
                                                     ------------------------------------
Telecopier:    (404) 395-9188
Telephone:     (404)396-0066                         $25,000,000

Wiring Instructions:

To:   Federal Reserve Bank, NY, NY
      Favor of: ABN*AMRO New York
      ABA #0260-09580
      Account:  651-0-010197-41
      Reference:  Scientific Atlanta

AUSTRALIA AND NEW ZEALAND BANKING
  GROUP LIMITED

Lending Office (all Types of Loans):                 Initial Facility A Commitment Amount:
--------------                                       ------------------------------------

1177 Avenue of the Americas                          $12,500,000
New York, New York 10036
Attention:  Paul Clifford                            Initial Facility B Commitment Amount:
                                                     ------------------------------------
Telecopier:    (212) 801-9131
Telephone:     (212) 801-9713                        $12,500,000

Wiring Instructions:

To:   Morgan Guaranty Trust Company
      For: Australia and New Zealand Banking Group
      ABA #021-000-238
      Account:  631-00-888
      Attention:  Ms. Tessie Amante

WACHOVIA BANK OF GEORGIA, N.A.

Lending Office (all Types of Loans):                 Initial Facility A Commitment Amount:
--------------                                       ------------------------------------

191 Peachtree Street, 29th Floor                     $17,500,000
Atlanta, Georgia 30303
Attention:  Karen H. McClain                         Initial Facility B Commitment Amount:
                                                     ------------------------------------
Telecopier:    (404) 332-5016
Telephone:     (404) 332-6555                        $17,500,000


Wiring Instructions:

To:   Wachovia Bank of Georgia, N.A.
      191 Peachtree Street
      Atlanta, Georgia  30303
      ABA #0610-00010
      Account:  18-800621 (Wachovia Clearing Account)
      Attention (Interest & Fees on Loans): Shirley Clements or Karen McClain
      Attention (Documentary Letter of Credit Fees): Marilyn Hare
      Attention:  (Standby Letter of Credit Fees):  Rhonda Sulier

TORONTO DOMINION (TEXAS), INC.

Lending Office (all Types of Loans):                 Initial Facility A Commitment Amount:
--------------                                       ------------------------------------

The Toronto Dominion Bank                            $12,500,000
900 Fannin, Suite 1700
Houston, Texas  77010                                Initial Facility B Commitment Amount:
                                                     ------------------------------------
Attention:  Frederic B. Hawley
Telecopier:    (713) 951-9921                        $12,500,000
Telephone:     (713) 653-8281

Address for Notices:
-------------------

The Toronto Dominion Bank
31 West 52nd Street
New York, New York 10019
Attention:  Doug Weir
Telecopier:    (212) 262-1926
Telephone:     (212) 468-0575

Wiring Instructions:

To:   Toronto Dominion Bank
      900 Fannin, Suite 1700
      Houston, Texas  77010
      ABA #026003243
      Favor: TD Houston Acct. #2159251
      Reference:  Scientific Atlanta, Inc.

THE BANK OF TOKYO LIMITED, ATLANTA
  AGENCY

Lending Office (all Types of Loans):                 Initial Facility A Commitment Amount:
--------------                                       ------------------------------------

133 Peachtree Street, NE, #5050                      $12,500,000
Atlanta, Georgia  30303-1808
Attention:  Gary England                             Initial Facility B Commitment Amount:
                                                     ------------------------------------
Telecopier:    (404) 577-1155
Telephone:     (404) 577-2960                        $12,500,000

Wiring Instructions:

To:   The Bank of Tokyo, Ltd.
      1251 Avenue of the Americas New
      York, New York 10116-3138
      ABA #026-009-632
      Account  30001680
      Attention:  The Bank of Tokyo, Ltd., Atlanta
                 Agency, G. Staten